UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Bancorp, Inc.

(Name of Registrant as Specified in its Charter)

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The Bancorp, Inc.

409 Silverside Road, Suite 105

Wilmington, DE 19809

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2022

To the Stockholders of THE BANCORP, INC.:

Notice is hereby given that the 2022 annual meeting (the “Annual Meeting”) of stockholders of THE BANCORP, INC., a Delaware corporation (the “Company”), will be held at 409 Silverside Road, Suite 105, Wilmington, Delaware 19809 on Wednesday, May 25, 2022 at 10:00 A.M., Delaware time, for the following purposes:

1.	To elect the ten directors named in the enclosed Proxy Statement to serve until the next annual meeting of stockholders.
2.	To approve, in an advisory (non-binding) vote, the Company’s compensation program for its named executive officers.
3.	To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.
4.	To transact such other business as may properly be brought before the Annual Meeting and any adjournment, postponement or continuation thereof.

Only stockholders of record on the books of the Company at the close of business on March 28, 2022 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of the Company at 409 Silverside Road Suite 105, Wilmington, Delaware 19809.

STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Directors Paul Frenkiel Secretary
Wilmington, Delaware April 14, 2022

We intend to hold our Annual Meeting in person. However, we are actively monitoring the public health and travel concerns of our stockholders, directors and employees in light of COVID-19 (Coronavirus), as well as the related protocols that federal, state and local governments may impose. As part of our precautions, we are considering the need to change the location of the Annual Meeting and/or hold a virtual meeting by means of remote communication. We will announce any alternative arrangements for the Annual Meeting as promptly as practicable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on

May 25, 2022:

The Company’s Notice of Annual Meeting, Proxy Statement, Annual Report for the year ended December 31, 2021 and Proxy Card are available at

https://investors.thebancorp.com/financial-information/proxy-materials/default.aspx

The Bancorp, Inc.

Proxy Statement

2022 Annual Meeting of Stockholders

Table of Contents

GENERAL	1
PROPOSAL 1. ELECTION OF DIRECTORS AND DIRECTOR DIVERSITY	4
STOCK OWNERSHIP, SECTION 16 COMPLIANCE AND HEDGING POLICY	9
NON-DIRECTOR EXECUTIVE OFFICERS	12
CORPORATE GOVERNANCE	13
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	18
PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION	19
COMPENSATION DISCUSSION AND ANALYSIS	20
COMPENSATION COMMITTEE REPORT	32
EXECUTIVE COMPENSATION	33
AUDIT COMMITTEE REPORT	40
PROPOSAL 3. APPROVAL OF ACCOUNTANTS	41
OTHER MATTERS	42
STOCKHOLDER PROPOSALS AND NOMINATIONS	42
STOCKHOLDER OUTREACH	43

The Bancorp, Inc.

409 Silverside Road, Suite 105

Wilmington, DE 19809

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

GENERAL

Introduction

The 2022 annual meeting (the “Annual Meeting”) of stockholders of The Bancorp, Inc. (the “Company”) will be held on Wednesday, May 25, 2022 at 10:00 A.M. at 409 Silverside Road, Suite 105, Wilmington, Delaware 19809 for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 28, 2022 will be entitled to notice of and to vote at the Annual Meeting. While we intend to hold our Annual Meeting in person, we are actively monitoring the public health and travel concerns of our stockholders, directors and employees in light of COVID-19 (Coronavirus), as well as the related protocols that federal, state and local governments may impose. As part of our precautions, we are considering the need to change the location of the Annual Meeting and/or hold a virtual meeting by means of remote communication. We will announce any alternative arrangements for the Annual Meeting as promptly as practicable.

This statement is furnished in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies from holders of the Company’s common stock, par value $1.00 per share (the “Common Shares”), to be used at the Annual Meeting, and at all adjournments thereof. Properly executed proxies duly returned to the Company, and not revoked, will be voted at the Annual Meeting and any and all adjournments thereof.

This Proxy Statement and the accompanying form of proxy will be sent on or about April 14, 2022 to stockholders of record as of March 28, 2022.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company at its Wilmington address stated herein, by submitting a later dated proxy or by attending the Annual Meeting and voting in person.

Expenses and Manner of Solicitation

The cost of soliciting proxies will be borne by the Company. Directors, officers and regular employees of the Company may solicit proxies either personally, by letter or by telephone, but will not be specifically compensated for soliciting such proxies. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of the Common Shares.

Annual Report and Report on Form 10-K

The Company’s Annual Report to Stockholders, including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2021, is being sent to stockholders of record as of March 28, 2022. Stockholders of record as of March 28, 2022, and beneficial owners of Common Shares on that date, may obtain from the Company, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission, (the “SEC”), by a request therefor in writing. Any such request from a beneficial owner of the Common Shares must set forth a good faith representation that, as of the March 28, 2022 record date for this solicitation, the person making the request was the beneficial owner of the Common Shares. Such written requests should be directed to The Bancorp, Inc., Attention: Paul Frenkiel, Secretary, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809.

1

Stockholders Sharing an Address

Stockholders sharing an address with another stockholder may receive only one Annual Report or one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate copy of the Annual Report or a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from the Company at The Bancorp, Inc., Attention: Andres Viroslav, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809, telephone number (215) 861-7990. The Company will promptly deliver a copy of the requested materials.

Similarly, a stockholder sharing an address with another stockholder who has received multiple copies of the Company’s proxy materials may use the contact information above to request delivery of a single copy of these materials.

Who May Vote at the Annual Meeting

At the Annual Meeting, only those holders of Common Shares at the close of business on March 28, 2022, the record date, will be entitled to vote. As of the record date, 57,150,244 Common Shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the Annual Meeting. Stockholders do not have cumulative voting rights.

Quorum

The presence at the Annual Meeting in person or by proxy of a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. The presence of a quorum for any proposal establishes a quorum for all of the proposals, even if stockholders do not vote on all of the proposals.

Effect of Broker Non-Votes

A failure by brokers to vote Common Shares held by them in nominee name will mean that such Common Shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of Common Shares on a particular matter and does not have discretionary authority to vote on that matter but votes on another “routine” matter, those Common Shares will be counted to determine whether a quorum exists but will not be considered cast on any proposal on which they were not voted. Such shares are referred to as “broker non-votes.” Brokers generally only have discretion to vote on the approval of the selection of the auditor (Proposal 3 below) if you do not provide voting instructions, but do not have discretion to vote those shares with respect to the other proposals.

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Required Vote

Proposal 1. The number of votes required in order to be elected as a director is dependent on whether an election is contested or uncontested. The Company’s bylaws define an election as “contested” if the number of nominees exceeds the number of directors to be elected. As no Company stockholders have provided proper notice to the Company of an intention to nominate director candidates, the director election described in Proposal 1 below is an uncontested election. To be elected as a director in an uncontested election, each director is elected by a majority of votes cast meaning that the number of votes cast “for” a director's election exceeds the number of votes cast “against” that director's election. Abstentions will have no effect on the outcome of the election.

Proposal 2. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the compensation of the Company’s named executive officers as described in Proposal 2 below. The vote is advisory, which allows stockholders to express to the Board of Directors how they feel about certain issues facing the Company, such as executive compensation. The results of an advisory vote are non-binding, which means that the Board of Directors is not required to take any specific action in response to the results of the vote. However, the Board of Directors strongly values feedback from the Company’s stockholders and will take the results of an advisory vote into account when considering future executive compensation.

Proposal 3. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the selection of Grant Thornton LLP, or Grant Thornton, as the Company’s independent registered public accounting firm. Abstentions will have no effect on the outcome of the proposal.

Any proxy not specifying to the contrary, and not designated as a broker non-vote, will be voted FOR:

•	the election of the directors;

•	the approval of the compensation for the named executive officers; and

•	the approval of the selection of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Should any matters not described above be properly presented at the Annual Meeting, the persons named in the proxy will vote in accordance with their judgment. The proxy authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the Annual Meeting or any adjournment, postponement or continuation thereof.

No Appraisal Rights

Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the Annual Meeting.

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PROPOSAL 1. ELECTION OF DIRECTORS

Directors and Nominees

The Board of Directors consists of ten members. All directors are elected for a term of one year or until their successors are elected and qualified. The Board of Directors, upon the recommendation of its Nominating and Governance Committee, has nominated James J. McEntee III, Michael J. Bradley, Matthew N. Cohn, Cheryl D. Creuzot, John M. Eggemeyer, Hersh Kozlov, Damian M. Kozlowski, William H. Lamb, Daniela A. Mielke and Stephanie B. Mudick, for election at the Annual Meeting for a term to expire at the annual meeting to be held in 2023 or until their successors are elected or appointed.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all the current directors. Should any of the nominees become unable or refuse to accept nomination or election as a director, the persons named as proxies intend to vote for the election of such other person as the Nominating and Governance Committee of the Board of Directors may recommend. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board of Directors. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election. There are no family relationships among the directors, nominees and executive officers of the Company.

Following are summaries of the background, business experience and principal occupations of the nominees and current directors.

James J. McEntee III, age 64, has been a director of both The Bancorp, Inc. and the Bank since 2000, and has served as Chairman of the Board of both entities since November 2021. Beginning in July of 2016, Mr. McEntee has served in a variety of senior executive roles, including President and Chief Financial Officer, in the FinTech Acquisition series of special purpose acquisition companies (“SPAC”) (FinTech Acquisition Corp. and FinTech Acquisition Corp. II through VI). Currently, Mr. McEntee serves as President and Secretary of FinTech Acquisition Corp. V (since June 2019), and FinTech Acquisition Corp. VI (since November 2020). Mr. McEntee has served as the Managing Principal of StBWell, LLC, an owner and operator of real estate, since June 2010. Mr. McEntee was the Chief Executive Officer of Alesco Financial, Inc. from its incorporation in 2006 until its merger with Cohen & Company in December 2009 and was the Chief Operating Officer of Cohen & Company from March 2003 until December 2009 and was a managing director of Cohen & Company Inc. and was the Vice-Chairman and Co-Chief Operating Officer of JVB Financial through October 2013. He was also a director of T-Rex Group, Inc., a provider of risk analytics software for investors in renewable energy, from November 2014 until January 2018. From 1990 through 1999, Mr. McEntee was a stockholder at Lamb McErlane, PC, and from 2000 until 2004 was of counsel to Lamb McErlane. Mr. McEntee was previously a director of Pegasus Communications Corporation, a publicly held provider of communications and other services, and of several other private companies. Mr. McEntee served as a director of The Chester Fund, a nonprofit organization, from 2008 to June 2020, and served as its Chairman from July 2012 to January 2018.

Michael J. Bradley, age 77, has been a director of The Bancorp, Inc. and the Bank since 2005. From August 2015 until December 2021, he served as the lead independent director of the Board of Directors. From 1998 to 2014, Mr. Bradley was a co-owner and Managing Director of BF Healthcare, Inc., a supplier of physician services to hospitals and assisted living facilities. Mr. Bradley has served on the Board of Directors of Resource America, Inc., a specialized asset management company, since 2005, and SourceCorp, a provider of business outsourcing solutions, since 1996. Mr. Bradley has served as Chief Executive Officer of several university hospitals, including Columbia Presbyterian Medical Center and Thomas Jefferson University Hospital. Previously, Mr. Bradley served as Chairman of First Executive Bank, and as Vice Chairman of First Republic Bank. Mr. Bradley is a certified public accountant.

Matthew N. Cohn, age 52, has been a director of The Bancorp, Inc. and the Bank since 1999. Mr. Cohn founded and serves as Vice Chairman of The ASI Show, a leading producer of trade shows throughout the country and the recipient of prestigious awards, including the INC 500 Award twice. In addition, since 1992, Mr. Cohn has been the Chairman of ASI Computer Systems, and the Vice Chairman of the Advertising Specialty Institute, a SAAS, technology, and media company and a multi-year winner of the “Best Place to Work” award. Mr. Cohn has served on the international board of YPO (the Young Presidents' Organization). Mr. Cohn was Chair of YPO’s International Event Committee. He was the recipient of YPO’s “Best of the Best” international event award in 2019. Mr. Cohn was the Chief Executive Officer of the Medical Data Institute as well as a past board member of The Society of Independent Show Organizers and Changing Attitudes, Decisions and Environments for Kids (CADEKids). Mr. Cohn is currently on the Global Mission Board for JDRF (the world's largest charitable funder of diabetes research) and serves on the International Talent and Compensation Committee of the Board. Mr. Cohn is a past President of the Board of the Eastern Pennsylvania Chapter of JDRF.

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Cheryl D. Creuzot, age 62, has been a director of The Bancorp, Inc. and the Bank since October 2021. Mrs. Creuzot is currently President Emerita of Wealth Development Strategies, LLC and Wealth Development Strategies Investment Advisory, Inc., where she served as Principal and Managing Partner of these SEC and FINRA regulated firms from 2000 until 2018 when she stepped down from management. After thirty-six years of practice, she serves as a consultant to her former firm and is in the process of a successful succession. Mrs. Creuzot has served since 2020 as a Commissioner of The Port of Houston, a position into which she was nominated by Mayor Sylvester Turner and approved by the Houston City Council. Since 2013 she has served on the MD Anderson Cancer Center Board of Visitors where she is Vice Chair of the Finance and Capital Planning Committee. Mrs. Creuzot also serves on the board of The Frenchy’s Companies, a family-owned food manufacturing and restaurant organization. She served on the board of Amegy Bank from January 2021 to October 2021 and served on the board of Unity National Bank from 2008 to 2015, where she chaired the Compliance, Audit and Investment Committees. Mrs. Creuzot is also a former board member and Vice Chair of the Texas Public Finance Authority, where she was appointed by the Governor and conferred by the Texas State Senate. She is the former Chair of the University of Houston Board of Visitors and a former board member of the Greater Houston Partnership. Mrs. Creuzot holds a Bachelor of Science, a Doctorate in Jurisprudence, a Master Laws Degree in Taxation, and a master’s degree in business administration from the University of Houston.

John M. Eggemeyer, age 75, has been a director of The Bancorp, Inc. and the Bank since August 2016. Mr. Eggemeyer is a Founder and Managing Principal of Castle Creek® Capital LLC which has been an investor in the banking industry since 1990. The firm is currently one of the most active investors in community banking with in excess of $900 million in assets under management in private equity. Mr. Eggemeyer has over 40 years of experience in the banking industry and has been involved in more than 75 bank acquisitions. In 2006, the American Banker honored Mr. Eggemeyer as “Community Banker of the Year” for his success as a builder of community banking companies. Prior to founding Castle Creek®, Mr. Eggemeyer spent nearly 20 years as a senior executive with some of the largest banking organizations in the U.S. with responsibilities across a broad spectrum of banking activities. Mr. Eggemeyer has served as the Chairman of PacWest Bancorp since its formation in 2000, is a Board member of Northpointe Bancshares, Inc. and was a founder and Director of Guaranty Bancorp. Previously, he was Chairman and Chief Executive Officer of White River Capital and a Board member of TCF Financial Corporation, Western Bancorp and American Financial Realty. Mr. Eggemeyer’s civic and philanthropic efforts have been focused in the areas of improving the quality of instruction in education and expanding educational opportunities for lower income students. He was a founder and past President of the Rancho Santa Fe Community School Endowment and was a member of the Rancho Santa Fe School Site Selection Committee. He also helped establish the Minnesota Charter of A Better Chance, a national organization committed to creating improved educational opportunities for minority high school students. Mr. Eggemeyer is a Life Trustee of Northwestern University where he serves on the Finance and Investment Committees and is a past Trustee of the Bishop’s School of La Jolla, California and the Parent Advisory Board at Stanford University. Mr. Eggemeyer holds a Bachelor of Science degree from Northwestern University and an M.B.A. from the University of Chicago.

Hersh Kozlov, age 74, has been a director of The Bancorp, Inc. and the Bank since 2014. He has also served as a director of vTv Therapeutics, Inc. (Nasdaq: VTVT), a biopharmaceuticals company, since September 2019. He has been a partner at Duane Morris LLP (an international law firm) since 2009. Previously, he was a partner at Wolf, Block, Schorr and Solis-Cohen LLP (a law firm) from 2001 to 2009. Mr. Kozlov served as a member of the board of directors of Resource America, Inc. and was previously a member of the board of directors of JeffBanks, Inc., TRM Corporation, Hudson United Bank, US Healthcare Life Insurance Company, and Princeton Insurance Company. Mr. Kozlov has also served as counsel to the board of directors of US Healthcare, Inc. and was appointed by the President of the United States to be a member of the Advisory Committee for Trade Policy & Negotiations, serving in that role from 2002 to 2004.

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Damian M. Kozlowski, age 57, serves as Chief Executive Officer of The Bancorp, Inc., President of the Bank, and a Director of the Company and the Bank. Mr. Kozlowski joined The Bancorp on June 1, 2016, after having served, from 2010 to 2016 as Chief Executive Officer, President, and Director of Modern Bank, N.A. From 2008-2009, Mr. Kozlowski served as Chief Executive Officer of Alpha Capital Financing Group, Inc., a private equity firm he founded. From 2000 through 2006, Mr. Kozlowski served in executive capacities with Citigroup Private Bank; as the CEO of its Global Private Bank (2005-2006); President of its US Private Bank (2002-2005); Chief Operating Officer and Chief Financial Officer (2001-2002); and Global Head of Business Development and Strategy (2000-2001). Previously, from 1998 to 1999, he was a Managing Director of Bank of America Securities, an investment bank.

William H. Lamb, age 79, has been a director of The Bancorp, Inc. and the Bank since 2004. Mr. Lamb is a founding partner of Lamb McErlane PC, a law firm. From January 2003 through January 2004, Mr. Lamb served as a Justice of the Pennsylvania Supreme Court and is the only former Pennsylvania Supreme Court Justice currently in practice. Mr. Lamb has been recognized as a Top 100 Pennsylvania Super Lawyer for appellate law and as a Pennsylvania Super Lawyer since 2005. Mr. Lamb previously served as director and corporate secretary of JeffBanks, Inc. and Jefferson Bank until their acquisition by Hudson United Bank in 1999. Since 2004, Mr. Lamb has been appointed to the President's Advisory Committee on the Arts, the Commonwealth of Pennsylvania's Court of Judicial Discipline, and the Pennsylvania Elections Reform Task Force. Mr. Lamb also served as President Judge of the Court of Judicial Discipline and on the Chester County Boy Scout Council.

Daniela A. Mielke, age 56, has been a director of both The Bancorp, Inc. and the Bank since August 2019. Ms. Mielke is Managing Partner of Commerce Technology Advisors, LLC, a privately held firm which she founded in April 2016, and which provides consulting services to technology, financial services and private equity companies on organic and inorganic growth strategies including building payment businesses and using artificial intelligence. From 2018 to December 2020, Ms. Mielke served as the North American CEO of RS2 Inc., one of the leading providers of payment processing services in Europe and Asia Pacific. She had responsibility for sales and marketing as well as product development and customer relationship management for the company’s operations in North America. From 2013 to 2016 Ms. Mielke was Chief Strategy and Product Officer at Vantiv, Inc., which was at the time the largest merchant acquirer in the US. From 2010 to 2013, Ms. Mielke was the VP, Head of Global Strategy and Market Intelligence for PayPal Inc. Ms. Mielke co-founded A-Connect in 2001, a consulting firm which provides financial services and other consulting and rejoined in 2007 to establish and direct new operations for the West Coast and lead its global marketing function. From 2002 to 2007, Ms. Mielke successively served as VP of Product and SVP of Strategy and Market Intelligence at Visa International. From 1998 to 2002, Ms. Mielke was an Engagement Manager for McKinsey & Company, a worldwide management consulting firm. Since February 2021, she has served as a member of the board of directors of FTAC Athena Acquisition Corp., a SPAC. She also currently serves as a member of the board of FINCA International, a global NGO dedicated to alleviating poverty, and Nuvei (TSX: NVEI and NVEI.U), a global payment technology provider.

Stephanie B. Mudick, age 66, has been a director of both The Bancorp, Inc. and the Bank since August 2019. Ms. Mudick was Executive Vice President of JPMorgan Chase from 2008 through 2018, where she also served as Head of Regulatory Strategy from 2010 through 2018. In that capacity, she managed the firm’s global regulatory agenda across all its businesses and products. During this period, Ms. Mudick designed and drove the execution of that firm’s most significant regulatory deliverables, was central to the design and development of controls infrastructure and managed conflicts of interest governance. From 2005 through 2007 she was EVP, CAO and Head of Consumer Operations of the Global Consumer Group at Citigroup, a business providing a wide array of banking, lending, insurance and investment services to individual and small business consumers in over 50 countries. From 1993 to 2005 Ms. Mudick served in various roles in Citigroup’s legal department including Co-General Counsel and Corporate Secretary. At both JPMorgan Chase and Citigroup, she served on senior management committees and regularly engaged with and advised their respective Boards of Directors and Board Committees. Ms. Mudick has previously served as a director of two public company Boards: The Student Loan Corporation (NYSE: STU) and Ixe Grupo Financiero (BMV:IXE), and several not-for-profit Boards, including City Year New York, which she chaired for six years, and the Institute for International Education.

6

The Board of Directors has not adopted specific minimum qualifications for service on the board, but rather has established a set of standards as set forth in the Board’s Corporate Governance Guidelines. These standards may be accessed at https://investors.thebancorp.com/corporate-information/governance-documents/default.aspx and are summarized below in the description of the Nominating and Governance Committee. The Board of Directors seeks a mixture of skills that are relevant to the Company’s business as a bank holding company and the business of its subsidiary bank. The following presents a brief summary of the attributes of each director that led to the conclusion that he or she should serve as such:

Mr. McEntee has extensive experience in corporate law and financial institution management, as well as significant managerial experience in real estate, investments and capital markets operations.

Mr. Bradley has served as chairman and in other significant capacities for financial institutions and served as Chief Executive Officer of several university hospitals, including Columbia Presbyterian Medical Center and Thomas Jefferson University Hospital. Within these capacities, he was involved in significant management functions with respect to business and financial matters.

Mr. Cohn has significant experience in founding, leading and having senior roles in a variety of companies, including mid-size businesses of the type that are the Bank's clients. In addition, he has considerable experience with electronic distribution and technology-based companies.

Mrs. Creuzot has extensive experience in finance and has held numerous leadership positions in the public and private sectors. She has previously served as a bank director at other federally insured depository institutions, with specific focus on compliance, audit and investment matters.

Mr. Eggemeyer has served as chairman and in other significant management capacities with a number of financial companies. He is experienced in evaluating financial performance of financial institutions.

Mr. Kozlov has extensive legal and business experience resulting from his partnerships at prominent law firms where he represented companies which included banks, insurance companies and other financial institutions. He has board of director's experience at multiple financial institutions. His experience in general business matters also reflects service as a Presidential Appointee to the Advisory Commission for Trade Policy and Negotiations of the United States.

Mr. Kozlowski has extensive experience in commercial banking, wealth management, and investment banking. Additionally, he has held numerous leadership positions in financial institutions and has a demonstrated record in improving both financial and regulatory performance.

Mr. Lamb has extensive experience as a director of public bank holding companies, beginning in 1974. Additionally, he has significant legal experience with respect to business and financial matters.

Ms. Mielke has significant experience as a senior officer of large payment processing and merchant acquiring companies. She has also served as a technology and financial services consultant. This experience complements the Company’s payment processing and merchant acquiring lines of business as well as its focus on technology and the emerging fintech marketplace.

Ms. Mudick has extensive experience in bank regulatory matters as a senior regulatory officer and general counsel in major global banks and bank holding companies. She has extensive experience in consumer financial products, complementing her regulatory expertise with product expertise.

7

Board Diversity

Our Board believes that diversity, including differences in viewpoints, backgrounds, experiences and other personal characteristics, is an important factor in Board oversight and considers this information when evaluating Board composition. The Board Diversity Matrix below provides information about the diversity of our Board in the NASDAQ-required format.

Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
African American or Black	1	-
White	2	7

Standard for Election of Directors

The director nominees receiving a majority of the votes cast, in uncontested elections, will be elected. If an incumbent director is not elected by a majority of votes cast, in an uncontested election, the incumbent director will tender his or her resignation to the Board for consideration. The Nominating and Governance Committee must promptly consider any resignation offer so tendered and make a recommendation to the Board of Directors as to the response to the resignation offer. The Board of Directors must take action on the Nominating and Governance Committee's recommendation within 90 days following certification of the stockholder vote. Any director whose resignation is under consideration must abstain from participating in any board or committee deliberations regarding the acceptance of his or her offer of resignation or the offer of resignation of any other director tendered because that director received a majority against vote. In contested elections, the Company will use plurality voting. Each director nominee has indicated their willingness to serve on our Board. Each proxy will be voted “FOR” the election of such director nominees unless instructions are given on the proxy to vote “AGAINST” such director nominees.

If any nominee for director who is not an incumbent fails in an uncontested election to receive a majority of votes cast at a meeting of stockholders duly called and at which a quorum is present, such nominee will not be elected and will not take office. All of the Board of Directors' nominees for election as a director at the Annual Meeting are incumbents. If an incumbent director's offer of resignation is accepted by the Board of Directors, or if a non-incumbent nominee for director is not elected, the Board of Directors may fill any resulting vacancy or may decrease the size of the Board of Directors pursuant to the Company’s bylaws.

The Board of Directors unanimously recommends a vote “FOR” the election of each nominee.

8

STOCK OWNERSHIP, SECTION 16 COMPLIANCE AND HEDGING POLICY

The following table sets forth the number and percentage of the Common Shares owned as of March 28, 2022, by each of the Company’s directors and named executive officers, all of the directors and executive officers as a group and other persons who beneficially own more than 5% of the Company’s outstanding voting securities. This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security, if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

	Common		Percent
Non-NEO Directors (2)	Shares (1)		of Class
Bradley, Michael	59,884	(3)	*
Cohn, Matthew	134,700	(4)	*
Creuzot, Cheryl	—	(5)	*
Eggemeyer, John	47,884	(6)	*
Kozlov, Hersh	102,884	(7)	*
Lamb, William	225,625	(8)	*
McEntee, James	122,300	(9)	*
Mielke, Daniela	40,154	(10)	*
Mudick, Stephanie	19,884	(11)	*
Named Executive Officers (2)
Kozlowski, Damian	724,169	(12)	1.3%
Frenkiel, Paul	142,844	(13)	*
Connolly, Mark	148,311	(14)	*
Garry, Gregor	46,985	(15)	*
Pareigat, Thomas	62,682	(16)	*

All executive officers and directors (14) persons	1,878,306		3.3%

Owners of more than 5% of outstanding shares
BlackRock, Inc.	8,301,601	(17)	14.5%
The Vanguard Group	3,347,668	(18)	5.8%
Dimensional Fund Advisors, L.P.	2,936,655	(19)	5.1%

* Less than 1%

(1)	Includes: (a) Common Shares, (b) Common Shares receivable upon vesting of restricted stock units within 60 days of March 28, 2022 and (c) Common Shares receivable upon exercise of options held by such person which are vested or will vest within 60 days of March 28, 2022.
(2)	The address of all the Company’s directors and executive officers is c/o The Bancorp, Inc., 409 Silverside Road, Suite 105, Wilmington, Delaware 19809.
(3)	Consists of: (a) 54,884 Common Shares owned directly and (b) 5,000 Common Shares issuable upon exercise of options.
(4)	Consists of: (a) 54,160 Common Shares owned directly, (b) 75,540 shares owned for the benefit of Mr. Cohn’s children and (c) options to purchase 5,000 Common Shares.

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(5)	No Shares owned as of March 28, 2022.
(6)	Consists of 47,884 Common Shares issued to Castle Creek Advisors IV LLC on behalf of Mr. Eggemeyer in his capacity as a member of the Board of Directors of the Company. Based solely on the Form 4 filed by Mr. Eggemeyer on February 10, 2021 (the “2/10/21 Form 4”), Mr. Eggemeyer disclaims beneficial ownership of all of the securities held by Advisors IV, except to the extent of his respective pecuniary interest therein. Based solely on the 2/10/21 Form 4, Mr. Eggemeyer is a managing principal of Castle Creek Capital VI LLC, the sole general partner of Castle Creek Capital Partners VI, LP ("Fund VI") and he disclaims beneficial ownership of the Common Shares owned by Fund VI (the "Fund VI Shares") and they are not included in the Common Shares reported for Mr. Eggemeyer.
(7)	Consists of 102,884 Common Shares owned directly.
(8)	Consists of: (a) 204,347 Common Shares owned directly and (b) 21,278 Common Shares held in trusts for the benefit of members of Mr. Lamb's immediate family.
(9)	Consists of: (a) 117,300 Common Shares owned directly and (b) 5,000 Common Shares issuable upon exercise of options.
(10)	Consists of (a) 23,374 Common Shares owned directly and (b) 16,780 shares owned indirectly by a family member.
(11)	Consists of 19,884 Common Shares owned directly.
(12)	Consists of: (a) 480,303 Common Shares owned directly, (b) 4,460 Common Shares held for the benefit of members of Mr. Kozlowski’s immediate family (c) 223,828 Common Shares issuable upon exercise of options and (d) 15,578 Common Shares held in a 401(k) plan account for the benefit of Mr. Kozlowski.
(13)	Consists of: (a) 137,623 Common Shares owned directly and (c) 5,221 Common Shares held in a 401(k) plan account for the benefit of Mr. Frenkiel.
(14)	Consists of 144,628 Common Shares owned directly and (b) 3,683 Common Shares held in a 401(k) plan account for the benefit of Mr. Connolly.
(15)	Consists of 42,900 Common Shares owned directly and (b) 4,085 Common Shares held in a 401(k) plan account for the benefit of Mr. Garry.
(16)	Consists of: (a) 58,363 Common Shares owned directly and (b) 4,319 Common shares held in a 401(k) plan account for the benefit of Mr. Pareigat.
(17)	Based solely on Form 13G/A filed by BlackRock, Inc, or BlackRock, on January 28, 2022, on behalf of itself and its subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Fund Advisors (beneficially owns 5% or greater of the outstanding shares of the security class being reported on), BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd. This Form 13G/A reports that BlackRock and these subsidiaries have sole dispositive power over 8,301,601 Common Shares and sole voting power over 8,193,949 Common Shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(18)	Based solely on Form 13G/A filed by The Vanguard Group on February 9, 2022. The Vanguard Group reports that the aggregate amount it beneficially owns is 3,347,668 Common Shares, and it has sole dispositive power regarding 3,263,058 Common Shares, shared dispositive power regarding 84,610 Common Shares and shares voting power regarding 47,984 Common Shares. The Address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pa 19355.
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(19)	Based solely on Form 13G/A filed by Dimensional Fund Advisors LP, or Dimensional Fund, on February 8, 2022, Dimensional Fund has sole dispositive power regarding 2,936,655 Common Shares and sole voting power regarding 2,865,004 Common Shares. Such Form 13G/A reports that Dimensional Fund, an investment adviser, furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the “Funds”). Such Form 13G/A reports that, in these roles, Dimensional Fund may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds and may be deemed to be the beneficial owner of the shares of the Issuer held by the funds. Such Form 13G/A reports that all securities are owned by the Funds and Dimensional Fund disclaims beneficial ownership of such securities. The address of Dimensional Fund is 6300 Bee Cave Road, Building One, Austin, TX 78746.

Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers, directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such reports.

Based solely on its review of the reports received by it, the Company believes that, during 2021, no officers, directors or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis.

Hedging Policy

The Company has an Insider Trading Policy that prohibits hedging transactions. The policy may be accessed at https://investors.thebancorp.com/corporate-information/governance-documents/default.aspx. The prohibition against hedging is as follows:

PROHIBITED TRANSACTIONS. The Company considers it improper and inappropriate for any employee, officer or director to engage in speculative transactions in Company securities. It therefore is Company policy that insiders may not engage in any of the following transactions:

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. In these situations, the employee, officer or director may no longer have the same objectives as other stockholders. Therefore, employees, officers and directors are prohibited from engaging in any such transactions.

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NON-DIRECTOR EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of the Company’s executive officers who is not also a director. For the Company’s officer who is a director nominee, Damian Kozlowski, this information can be found above under “Proposal 1. Election of Directors—Directors and Nominees.”

Mark Connolly, age 54, joined The Bancorp in June 2016 and has served as Executive Vice President and Head of Credit Markets since February 2017 and Chief Credit Officer since December 2019. From 2013 to 2015, Mr. Connolly held a variety of senior management roles including Chief Financial Officer, Head of Operations and Head of Financial Services of Tresata, Inc., a data analytics software company. Previously, from 2010 to 2012, Mr. Connolly served as Managing Director – Private Bank Head of Products which included US Lending, Mortgages, Banking and Trust Services at Morgan Stanley Wealth Management. Additionally, Mr. Connolly served as the
Co-Chief Executive Officer/Chief Operating Officer of the U.S. Private Bank at Citi Global Wealth Management from 2009 to 2010 and served as the Head of U.S. Lending, Mortgages, Banking and Trust Services at Citi Global Wealth Management from 2005 to 2010. Before joining Citigroup, Mr. Connolly also held a senior management position within Bank of America’s Corporate and Investment Bank from 1998 to 2005.

Paul Frenkiel, age 69, has served as Chief Financial Officer and Secretary at The Bancorp since joining the organization in September 2009; he also serves as the organization's Principal Accounting Officer. From November 2000 through October 2008 he was Chief Financial Officer and Executive Vice President of Republic First Bancorp Inc. From January 2005 through September 2009, Mr. Frenkiel also served as Chief Financial Officer and in other capacities for First Bank of Delaware, which was spun off from Republic First Bancorp Inc. Additionally, he served as Chief Financial Officer of JeffBanks, Inc., from 1987 through its acquisition by Hudson United Bancorp in 2000, and also served as Chief Financial Officer at Dominion Bank. A chartered bank auditor and certified public accountant, Mr. Frenkiel is a member of the American Institute of Certified Public Accountants.

Gregor Garry, age 38, has served as the Chief Operating Officer and Executive Vice President at The Bancorp since July 2019. He has also served as the organization’s Chief Risk Officer, Deputy Chief Operating Officer, Chief Audit Executive, and Vice President of Internal Audit since joining The Bancorp in October 2014. From December 2009 – October 2014 he served as the Internal Audit Manager and in other capacities for The First National Bank in Sioux Falls, Sioux Falls, South Dakota. From July 2007 – December 2009 Mr. Garry was a Senior Management Consultant for Milo Belle Consultants. Mr. Garry is a Certified Internal Auditor, a Certified Fiduciary and Investment Risk Specialist, and holds a certification in Risk Management Assurance.

Thomas Pareigat, age 62, has served as General Counsel since February 2011. From 2003 to 2005 and from 2007 to 2011 he was a partner in the Minneapolis, Minnesota law firm of Lindquist & Vennum LLP (now Ballard Spahr LLP), where he concentrated his practice on banking law and regulatory compliance matters as a member of the firm's Financial Institutions Practice Group. Between 2005 and 2007 he served as Senior Vice President and Regulatory Counsel for Marshall BankFirst Corp. From 2001 to 2002, Mr. Pareigat was Vice President and Corporate Counsel for Marquette Bancshares, Inc. and its subsidiary banks until their acquisition by Wells Fargo. From 1989 to 2001 he served as Senior Attorney with Bankers Systems, Inc. (now Wolters Kluwer Financial Services). A frequent speaker on emerging risk issues within the financial services industry, Mr. Pareigat serves on the Editorial Board of the American Bankers Association's Bank Compliance magazine and has served on the faculty of the ABA's National Compliance School and Graduate School for Compliance Risk Management.

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CORPORATE GOVERNANCE

Director Independence

The Common Shares are listed on the NASDAQ Global Select Market under the symbol “TBBK.” The Board of Directors has determined that each of the Company’s current directors meet the definition of an independent director set forth in the NASDAQ listing standards and the Bancorp Director Independence Categorical Standards, (the “Director Independence Standards”), except for Mr. Kozlowski who is the Chief Executive Officer and President of the Company and the Bank, respectively. The Company’s current independent directors are Mr. McEntee, Mr. Bradley, Mr. Cohn, Mrs. Creuzot, Mr. Eggemeyer, Mr. Kozlov, Mr. Lamb, Ms. Mielke and Ms. Mudick. In making these determinations, the Board of Directors reviewed information from each of these directors concerning all their respective relationships with the Company and its affiliates and analyzed the materiality of those relationships. In considering the independence of Mr. Kozlov, the Board considered that Mr. Kozlov is a partner at Duane Morris LLP, or Duane Morris, an international law firm, and that the Company paid amounts to Duane Morris for legal services described below under “Certain Relationships and Related Party Transactions.” The Board confirmed that these payments did not exceed 5% of Duane Morris’ consolidated gross revenues in the current or any of the Company’s last three fiscal years and so did not preclude the Board determining Mr. Kozlov to be independent under NASDAQ listing standards and further determined that this relationship would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director. There are four former directors who served on the Board of Directors during 2021 and have retired or resigned from the Board of Directors prior to the date of this Proxy Statement: Walter T. Beach, John C. Chrystal, Daniel G. Cohen and Mei-Mei H. Tuan. The Board of Directors had determined that each of these former directors met the definition of an independent director set forth in the NASDAQ listing standards and the Director Independence Standards for service on the Board of Directors or any Committee of the Board of Directors that they served on at the relevant time, except for Mr. Cohen who was Chairman of the Board and also employed by the Company and did not serve on any committee of the Board of Directors requiring independence.

Board Leadership and Committee Structure and Role in Risk Oversight

James J. McEntee serves as the Company’s Chairman of the Board and Damian M. Kozlowski serves as its Chief Executive Officer and as a director. The Company believes that the most effective leadership structure at the present time is to have separate Chairman of the Board and Chief Executive Officer positions because this allows the board to benefit from having two strong voices bringing separate views and perspectives to meetings. In addition, from August 2015 through December 2021, Michael J. Bradley served as the lead independent director of the Board of Directors. In this role, Mr. Bradley acted as an alternative point of contact between other directors and the Chairman of the Board, and facilitated executive sessions held by the independent directors. The lead independent director role was eliminated in December 2021 with the transition to an independent director as Chairman of the Board.

During 2021, six committees of the Board assisted the Board of Directors with risk oversight: the Risk Committee, the Complaint and Error Claim Committee, (the “CECC”), until its risk oversight activity was assumed by the Risk Committee effective April 1, 2021, the Bank Secrecy Act, or BSA Committee, until its risk oversight activity was assumed by the Risk Committee effective April 1, 2021, the Audit Committee, the Environmental, Social and Governance Committee (the “ESG Committee”) and the Compensation Committee. These committees each perform risk-related oversight functions on behalf of the Board and report regularly to the Board of Directors, which also considers the Company’s entire risk profile, including additional strategic and reputational risks.

•	The Risk Committee meets at least six times per year, and, while the Board of Directors and all of its committees are sensitive to risks related to the Company and its operations, the Risk Committee is primarily responsible for overseeing the Company’s enterprise risk management processes on behalf of the Board of Directors. During 2021, the Board of Directors expanded the responsibilities of the Risk Committee to specifically include the oversight activities of the BSA Committee and the CECC. The Company’s Chief Risk Officer meets at least quarterly with the Risk Committee to discuss potential risk or control issues that are monitored through the Company’s enterprise risk management framework. Other key control function officers of the Company also provide reporting to the Risk Committee.

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•	The CECC was comprised of directors who serve on the Risk Committee. The CECC was formed as a requirement of the 2015 Consent Order. This committee met monthly and focused on the process for handling, monitoring and resolving customer complaints and Regulation E error claims received directly by the Bank or through its third-party product contributors. The 2015 Consent Order which required the formation of the CECC was terminated by the FDIC on November 17, 2020, however the committee remained in place and continued to meet until oversight of risks related to complaints and error claims was assumed by the Risk Committee effective April 1, 2021.

•	The BSA Committee was formed in 2014 as a requirement of a 2014 Consent Order, (the “2014 Order”), between the Bank and the FDIC. The committee met monthly to oversee the Bank’s compliance with BSA and anti-money laundering, or AML, regulations and identified risks, compliance with the requirements of the 2014 Order, and the implementation of the Company’s financial crimes risk management program. The 2014 Order was terminated by the FDIC on May 20, 2020, however the committee remained in place and continued to meet until oversight of risks related to BSA, AML and financial crimes risk management was assumed by the Risk Committee effective April 1, 2021.

•	The ESG Committee was formed on February 17, 2021 and was initially a sub-committee of the Nominating and Governance Committee. However, given the Company’s commitment to ESG-related principles and ESG risk management, the Board determined that the ESG Committee should be a standing committee of the Board, effective March 1, 2022. The committee meets at least quarterly to oversee the Company’s ESG strategy and management’s efforts in addressing ESG-related risks facing the Company.

•	The Audit Committee meets at least quarterly, and focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts.

•	The role of the Compensation Committee in providing oversight of compensation risk is described below.

These committees receive reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. Through their interaction with the Company’s senior management, these committees oversee credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk) and ESG risk. As noted above, with the Bank’s successful emergence from the terminated 2014 Consent Order and 2015 Consent Order, the Board evaluated the Board’s committee structure related to risk management and determined that it would be consistent with the Board’s commitment to effective risk oversight to consolidate the CECC and the BSA Committee into the oversight duties of the Risk Committee. The Board has determined to make this consolidation effective as of April 1, 2021.

While the Board of Directors oversees the Company’s risk management across the enterprise, senior management at the Company and Bank are responsible for the day-to-day risk management processes and implementation of risk management programs. Senior management comprises the Company’s Enterprise Risk Management Committee which meets at least quarterly and addresses various risks, controls and related monitoring. While the Board of Directors believes that this division of responsibility is the most effective approach for addressing the risks facing the Company, it will continue to re-examine this structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Communications with the Board

Stockholders, employees and others who wish to communicate with the Board of Directors may do so by sending their correspondence to The Bancorp, Inc., Attention: Paul Frenkiel, Secretary, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder of the Company and clearly state whether the intended recipients are all or individual members of the Board. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Secretary has been authorized to screen commercial solicitations and materials which pose security risks, are unrelated to the business or governance of the Company or are otherwise inappropriate.

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Corporate Governance Materials

The Company’s Code of Ethics and Business Conduct (the “Code of Business Conduct”) which applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer, Corporate Governance Guidelines, Director Independence Standards, Insider Trading Policy and the charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on the Company’s website: https://investors.thebancorp.com/corporate-information/governance-documents/default.aspx.

Copies of these documents are available, free of charge, upon written request to: The Bancorp, Inc., Attention: Andres Viroslav, Investor Relations, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809. The Company will satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct by posting such information on the Company’s website.

Board Meetings

The Board of Directors held a total of 12 meetings during 2021. During 2021 all directors attended at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which the director had been a director and (b) the total number of meetings held by all committees of the Board of Directors on which the director served during the periods that the director served. It is the policy of the Board of Directors that all directors attend the annual meeting of stockholders of the Company, if practicable. All directors attended the last annual meeting.

Board Committees

The Board of Directors currently has six standing committees: Audit Committee, Compensation Committee, Risk Committee, Nominating and Governance Committee, Executive Committee and ESG Committee. The committees on which directors currently serve, the chairperson of each committee, and the number of meetings held during 2021 are set forth below. Mr. Kozlowski is not listed because he did not serve on any committee during 2021.

Board Member	Audit	Compensation	Risk	Nominating and Governance	Executive	ESG
Michael J. Bradley	Chair				X
Matthew N. Cohn	X	X		X		Chair
Cheryl D. Creuzot	X
John M. Eggemeyer		X			X
William H. Lamb		Chair		X
Hersh Kozlov			X
James J. McEntee III					Chair
Daniela A. Mielke			X	Chair		X
Stephanie B. Mudick			Chair		X	X
Meetings held in 2021	6	9	6	8	-	6

(1)	The table above reflects the current board of directors and respective committee appointments. Several directors resigned from the Board during 2021 and early 2022 and are not included in the table, however these directors held Board Committee appointments during 2021 and until their respective resignation dates, as follows: Daniel G. Cohen served as chair of the Executive Committee until his retirement on October 31, 2021. Walter T. Beach served as chair of the Compensation Committee until November 17, 2021 and resigned from the Board on December 31, 2021. John C. Chrystal served as chair of the BSA Committee until its merger into the Risk Committee effective April 1, 2021. Mr. Chrystal also served on the Executive Committee, Audit Committee and Risk Committee until his resignation on February 28, 2022. Mei-Mei H. Tuan served as member of the Executive Committee until November 1, 2021. Ms. Tuan also served on the Compensation Committee, and as chair of the Nominating and Governance Committee (and its ESG Sub-Committee) until October 31, 2021, after which she remained a member of those respective committees until her resignation on February 28, 2022.

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(2)	On March 17, 2021, the Board determined that two standing committees of the Board, the BSA Committee and the Complaint and Error Claim Committee (the CECC) should be incorporated into the oversight of the Risk Committee, effective April 1, 2021. The BSA Committee and the CECC were composed of the same directors already serving on the Risk Committee, as follows, with the chair listed first: BSA: John C. Chrystal, James J. McEntee III and Daniela A. Mielke; CECC: James J. McEntee III, John C. Chrystal, John M. Eggemeyer, Daniela A, Mielke and Stephanie B. Mudick.
(3)	On November 17, 2021, the Board of Directors reapproved or modified the composition of committee memberships to be as follows, with the chair listed first. Audit: Michael J. Bradley, John C. Chrystal, Matthew N. Cohn and Cheryl Creuzot; Compensation: William H. Lamb, Walter T. Beach, Matthew N. Cohn, John M. Eggemeyer and Mei-Mei H. Tuan; Risk: Stephanie B. Mudick, John C. Chrystal, Hersh Kozlov and Daniela A. Mielke; Nominating and Governance: Daniela A. Mielke, Matthew N. Cohn, William H. Lamb and Mei-Mei H. Tuan; Executive: James J. McEntee III, Michael J. Bradley, John M. Eggemeyer and Stephanie B. Mudick; ESG: Matthew N. Cohn, Daniela A. Mielke, Stephanie B. Mudick and Mei-Mei H. Tuan.
(4)	On February 16, 2022, with an effective date of March 1, 2022, the Board of Directors made the ESG Sub-Committee a standing committee of the Board, and modified the composition of committee memberships to be as follows, with the chair listed first: Audit: Michael J. Bradley, Cheryl D. Creuzot and Matthew N. Cohn; Compensation: William H. Lamb, Matthew N. Cohn and John M. Eggemeyer; Risk: Stephanie B. Mudick, Hersh Kozlov and Daniela A. Mielke; Nominating and Governance: Daniela A. Mielke, Matthew N. Cohn and William H. Lamb; Executive: James J. McEntee III, Michael J. Bradley, John M. Eggemeyer and Stephanie B. Mudick; ESG: Matthew N. Cohn, Daniela A. Mielke and Stephanie B. Mudick.

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist the Board of Directors’ audit-related oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee satisfies Exchange Act requirements for a separately designated standing audit committee and also prepares the Audit Committee Report required by the rules of the SEC to be included in the Company’s annual Proxy Statement. Each member of the Audit Committee meets the independence standards for Audit Committee members set forth in applicable NASDAQ rules, as well as those set forth in Rule 10A-3(b)(1) of the Exchange Act and in the Director Independence Standards. The Board of Directors has determined that Mr. Bradley qualifies as an “Audit Committee financial expert” as that term is defined in applicable SEC rules and regulations.

Compensation Committee. The Compensation Committee is appointed by the Board of Directors to have direct responsibility for approving the compensation of the Chief Executive Officer and certain other officers and the non-management directors of the Company as described in “Compensation Committee Report” and the related “Compensation Discussion and Analysis” below. The Compensation Committee also (a) administers the Company’s equity-based compensation plans and (b) reviews any extraordinary bonus or other compensatory payments to any employee of the Company. For officers and employees reporting to named executive officers, or NEOs, the Compensation Committee has delegated primary responsibility for recommending salary changes to the President and Chief Executive Officer. All of the members of this committee have been determined by the Board of Directors to be independent under applicable NASDAQ and SEC rules and regulations, as well as the Director Independence Standards.

Risk Committee. The Risk Committee is appointed by the Board of Directors to oversee the Company’s enterprise risk management framework, including management’s efforts related to risk assessment and the implementation of risk-related policies, programs and practices used in identifying and managing Company risks. The Committee meets at least quarterly with the Company’s Chief Risk Officer and other key control function officers. A subset of members of this committee served as members of the CECC and the BSA Committee, which focused on consumer compliance risks and BSA risks, respectively, until the work of those committees was formally undertaken by the Risk Committee effective April 1, 2021. See “—Board Leadership and Committee Structure and Role in Risk Oversight.”

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Nominating and Governance Committee. The Nominating and Governance Committee is appointed by the Board of Directors to (a) assist the Company and the Board of Directors in maintaining an effective and knowledgeable Board of Directors, including assisting the Board of Directors in identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders; (b) review the Board’s committee composition and making membership recommendations as needed; and (c) address other governance-related matters as may be requested by the Board of Directors. From March 2021 to February 2022 this committee, through a Board-appointed ESG sub-committee, also performed oversight of the Company’s ESG-related practices, including environmental sustainability, human capital management, diversity and inclusion, health and safety issues, corporate social responsibility and other ESG-related activities. On February 16, 2022, the Board elevated the ESG sub-committee to a standing committee of the Board of Directors. All of the members of the Nominating and Governance Committee have been determined by the Board of Directors to be independent under applicable NASDAQ and SEC rules and regulations, as well as the Director Independence Standards.

The Nominating and Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. The procedures for nominations by stockholders are described below in a section titled “Stockholder Proposals and Nominations”. The Company describes how it addresses such submissions in the “Submission of Director-Nominee Candidate” section of the Corporate Governance Guidelines which may be accessed at https://investors.thebancorp.com/corporate-information/governance-documents/default.aspx. In evaluating candidates, the Nominating and Governance Committee considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements) and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Nominating and Governance Committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a Nominating and Governance Committee-recommended nominee. The Board will consider the overall experience and expertise represented by the Board as well as the qualifications of each candidate. During the evaluation process, the Committee and the Board will take the following standards into account:

•	At least a majority of the Board must be comprised of “independent” directors determined in accordance with the requirements of the Nasdaq Rules and any additional “independence” standards established by the Board from time to time.

•	Candidates should be capable of working in a collegial manner with persons of different educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors.

•	Candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics, and ties to the Company’s markets.

•	Candidates should demonstrate notable or significant achievement and possess senior-level business, management, legal or regulatory experience that would benefit the Company.

•	Candidates shall be individuals of the highest character and integrity.

•	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation.

•	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other Boards and other responsibilities.

•	Candidates shall have the desire to represent the interests of all stockholders.

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The Nominating and Governance Committee seeks to ensure that the membership of the Board of Directors and each committee of the Board of Directors satisfies all relevant NASDAQ rules and applicable laws and regulations and all requirements of the Company’s governance documents. The Nominating and Governance Committee seeks to achieve a mixture of skills that are related to the Company’s business. The nature of the specific qualifications, qualities or skills that the Nominating and Governance Committee may look for in any particular director nominee depends on the qualifications, qualities and skills of the rest of the directors at the time of any vacancy on the Board of Directors.

ESG Committee. The ESG Committee is appointed by the Board of Directors to support the Company’s ongoing commitment to environmental, social and governance principles related to the Company’s business strategies and commercial activities, including, but not limited to, focusing on issues related to environmental impact, sustainability, corporate social responsibility, human capital management, diversity and inclusion, health and safety, philanthropy, corporate governance, compliance, business ethics, board diversity, reputation and other public policy matters relevant to the Company. The ESG Committee is responsible for (a) overseeing the work of a dedicated management ESG Working Group (comprised of key members of senior management) in the development of the Company’s overall ESG strategy; (b) monitoring management’s efforts to identify and mitigate current and emerging ESG-related risks that may affect the business, operations, performance or public image of the Company; and (c) evaluating the Company’s ESG-related performance.

Executive Committee. The Executive Committee has the delegated authority to act in lieu of the Company’s Board of Directors in between meetings of the Board.

Compensation Committee Interlocks and Insider Participation

Messrs. Beach, Lamb, Cohn, Eggemeyer and Ms. Tuan were all directors who served as members of the Compensation Committee during 2021. Mr. Eggemeyer served since November 17, 2021. Ms. Tuan served until her resignation from the Board on February 28, 2022. None of them were or are current or former officers or employees of the Company and none had any relationship with the Company requiring disclosure in this Proxy Statement as a related party transaction.

No executive officer of the Company served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the Company’s Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under the Code of Business Conduct, the Company has established a procedure regarding the review and approval of transactions that would be required to be reported under Item 404 of Regulation S-K. Under this procedure, the Audit Committee must approve any such transaction and find it to be on terms comparable to those available on an arms' length basis from an unaffiliated third party or find that it otherwise does not create a conflict of interest. If the Audit Committee finds a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of the Code of Business Conduct is approved by the Audit Committee.

The Bank has entered into lending transactions in the ordinary course of business with directors, executive officers, principal stockholders and affiliates of such persons. All loans were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender. At December 31, 2021, these loans were current as to principal and interest payments and did not involve more than normal risk of collectability or present other unfavorable features. At December 31, 2021, loans to these related parties amounted to $5.2 million.

Mr. Hersh Kozlov, a director of the Company, is a partner at Duane Morris LLP, or Duane Morris, an international law firm. The Company paid Duane Morris $1.9 million in 2021 for legal services.

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PROPOSAL 2. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires public companies to provide their stockholders with a non-binding vote to approve executive compensation at least once every three years, or more frequently, as directed by stockholder vote. The Company is seeking this stockholder advisory vote on its executive compensation in accordance with applicable SEC rules and pursuant to the stockholder vote of the Company’s 2017 annual meeting that required the advisory vote to be on an annual basis.

The Board of Directors Supports a Say-On-Pay Vote and Will Consider the Results Carefully.

At the Company’s 2021 Annual Meeting, 92% of the votes cast approved the Company’s 2020 executive compensation program, compared to 96% of the votes cast for the Company’s 2019 executive compensation program at the Company’s 2020 meeting and 70% of the votes cast for the Company’s 2018 executive compensation program at the Company’s 2019 Annual Meeting. The Board of Directors values the Company’s stockholders' opinions. As it does each year, the Board of Directors intends to evaluate the results of the advisory vote on compensation carefully when making future decisions regarding compensation of the named executive officers.

Compensation of Named Executive Officers

As described in the CD&A below, the Compensation Committee has developed an executive compensation program designed to align the long-term interests of the Company’s named executive officers with the long-term interests of its stockholders. The disclosure in the CD&A and the disclosure included in the section entitled “Executive and Director Compensation” below have been provided in response to the requirements of SEC rules and explain the compensation policies under which the Company paid its named executive officers in 2021.

Advisory or Non-Binding Effect of Vote

Under the Dodd-Frank Act and the related SEC rules, your vote on this resolution is an advisory or “non-binding” vote. This means that the purpose of the vote is to provide stockholders with a method to give their opinion to the Board of Directors about certain issues, like executive compensation. The Board of Directors is not required by law to take any action in response to the stockholder vote. However, the Board of Directors values the Company’s stockholders' opinions, and the Board of Directors intends to evaluate the results of the vote carefully when making future decisions regarding compensation of the named executive officers. The Company believes that providing its stockholders with an advisory vote on its executive compensation program will further enhance communication with stockholders, while also meeting the Company’s obligations under the Dodd-Frank Act and applicable SEC's rules.

Resolution

The Board of Directors recommends that stockholders approve the following resolution:

RESOLVED, that the compensation paid to named executive officers, as disclosed in the Company’s Proxy Statement for its 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in this Proxy Statement.

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COMPENSATION DISCUSSION AND ANALYSIS

General

The Company is required under SEC disclosure rules to provide information in this Proxy Statement regarding its compensation program in place for its Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers. The Company must also provide compensation information for up to two additional individuals who would have been included but for the fact that they were not executive officers at the end of the fiscal year. There were no such additional individuals during 2021. This discussion refers to the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers as “Named Executive Officers” or “NEOs.” This discussion should be read in conjunction with the detailed tables and narrative descriptions under “Executive and Director Compensation.”

The Compensation Committee is responsible for formulating and presenting recommendations to the Board of Directors with respect to the compensation of the Company’s NEOs. The Compensation Committee is also responsible for administering the Company’s employee benefit plans, including incentive plans. The Compensation Committee is comprised solely of independent directors.

Executive Summary

The Compensation Committee has established specific pay for performance requirements with significant “at-risk” compensation components. It emphasizes sustained multi-year performance in determining incentive compensation, which comprises the majority of CEO compensation. In 2021, approximately 84% of total CEO compensation was comprised of incentive compensation for achieving and exceeding these pre-established requirements for a multi-year period. Accordingly, most of the CEO compensation is “at risk” as it is dependent on the achievement of specific stockholder return, financial performance and other requirements. In addition to achieving specific pay for performance requirements, both the cash bonus and equity awards are forward looking to motivate further progress toward the long-term financial goals set by the Board of Directors and published on the Company’s website. The Company periodically discloses its long-term strategic plans, financial goals and guidance in presentations it publicly furnishes to the SEC and makes available on its website (the most recent being available at https://investors.thebancorp.com/presentations/default.aspx). They include return on assets (“ROA”) and return on equity (“ROE”). As prior period financial performance requirements were achieved, the Company updated its website in January 2022 with increased future financial performance requirements. The “Balanced Score Card: CEO Performance Matrix” set forth in “Determination of Compensation Amounts” summarizes the requirements for incentive at-risk compensation for the CEO. In 2021, the at-risk components of the CEO’s total compensation consisted of cash bonus and equity awards and amounted to $3,851,000, or 84% of total compensation. Base salary of $750,000 comprised approximately 16% of total compensation, which were both equivalent to 2020 salary and percentage of total compensation. After sustained incremental financial progress in the prior three years, the CEO had received cash bonus and equity awards totaling $3,906,000 in 2020.

Sustained incremental financial progress, from Mr. Kozlowski’s hire date in 2016 has continued and is reflected in income before tax. Excluding the Company’s $65 million gain on sale of the Safe Harbor Individual Retirement Account (“SHIRA”) portfolio in 2018, income before tax increased to $72.5 million in 2019 from $54.8 million in 2018 and $40.4 million in 2017. In 2020, further progress was made toward long term financial goals which were further increased, as income before tax increased to $108.3 million. In 2021, income before tax amounted to $144.2 million. Budgets, with formal quarterly reports of progress toward financial goals, are presented to the full Board of Directors which continuously monitors financial performance, to validate incentive compensation. Budget targets in each year since Mr. Kozlowski was engaged in 2016 have been increased and have been met or exceeded. For 2020, budgeted requirements were 13.5% for ROE and 1.3% for ROA, compared to actuals of 15% and 1.3%, respectively. In 2021, budgeted respective ROE and ROA of 16% and 1.6% compared to actuals of 18% and 1.7%.

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The Compensation Committee believes that its forward-looking approach of providing cash bonus and equity to motivate future performance has been validated by the above historical results since Mr. Kozlowski’s tenure began in 2016, as income before tax has increased significantly each year under his leadership. Additionally, the Compensation Committee performs a peer analysis to compare the Company’s compensation analysis with its peers. The Compensation Committee believes that the complexities of the Company’s niche lending business and payments businesses are only partially present in any single peer. Accordingly, peer comparisons are considered with the other factors discussed throughout this presentation.

In summary, notwithstanding that the Company exceeded all requirements and metrics for the payment of bonus and equity grants, Mr. Kozlowski’s total compensation in 2018 was kept at 2017 levels as the Compensation Committee monitored financial performance sustainability. Cash bonus and equity increases in 2019 and 2020 reflected the sustained multi-year financial improvements in 2017, 2018 and 2019. Financial results in 2020 and 2021 showed further improvements in financial performance as detailed throughout this report. Additionally, to address stockholder input, base salary was lowered from $900,000 for 2018 to $755,000 in 2019 and it was maintained at approximately that lower level in 2020 and 2021. Further, in 2019, 2020 and 2021, the Compensation Committee allocated a significant portion of equity grants to options instead of restricted stock units. The salary reduction and maintenance at that lower level and the allocation of a portion of equity grants to options resulted from stockholder input, as noted in the chart appearing later in this Proxy Statement under the caption “Stockholder Input and Company Actions”. The financial results described above and the other elements in the CEO Performance Matrix were significant reasons why the Compensation Committee decided to substantially increase the CEO’s total compensation through increased incentive compensation and equity compensation in the years from 2019 to 2021.

Compensation Objectives and the Focus of Compensation Awards

The Company’s compensation policies are intended to provide appropriate compensation packages to motivate, reward, attract and retain talented and experienced executive officers, and support the management succession plan. The policies are also intended to manage the Company’s compensation costs.

The Compensation Committee believes that an appropriate compensation program should draw a balance between providing motivation to executive officers while at the same time effectively controlling compensation costs. Executive officers are compensated at levels to attract and retain highly qualified individuals and to motivate them to perform in a manner that maximizes corporate performance.

The Company’s executive compensation program consists of three elements to compensate and motivate its executive officers in line with the Compensation Committee's objectives described above:

•	base salary;

•	cash bonuses; and

•	long-term equity incentives reflected in grants of stock options, restricted stock awards and phantom units.

The criteria for CEO cash bonuses and long-term equity incentives are shown in the “Balanced Score Card: CEO Performance” section. The Compensation Committee has required sustained multi-year improvements in financial performance, consistent with its financial goals, as a determinant for cash bonuses and equity awards. This compensation is forward-looking, as motivation to achieve the long-term financial goals on the Company’s website.

Generally, the Compensation Committee reviews annually the Company’s mix of short-term performance incentives versus longer-term incentives. It primarily focuses compensation on base salary and equity incentives with additional consideration for cash bonuses. The Compensation Committee has not established set percentages of short-term versus long-term incentives. Instead, it looks to provide a reasonable balance between those incentives and base salary. The Compensation Committee's policy for allocating between long-term and currently paid compensation is to set base compensation at levels adequate to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. As discussed in “Specific Elements of the Compensation Program,” below, the Company provides cash compensation in the form of base salary to meet competitive salary norms. The Company also provides non-cash equity compensation to align this form of compensation with stockholder interests and the Company’s long-term strategic goals. Cash bonuses provide a shorter-term incentive which may align with competitive norms, acknowledge and motivate the achievement of individual goals and assist in compensation expense management. Because of performance generally in years prior to 2017, cash bonuses were not previously paid. As a result of either achieving or exceeding pre-established financial goals, cash bonuses were subsequently paid to selected named executive officers. See rationales and conclusions noted in “Determination of Compensation Amounts”.

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In order to further confirm its objectives, the Compensation Committee also “benchmarks” the Company’s compensation programs to a peer group of banking institutions based upon its review of financial statements and other publicly available data. The level of these institution's total assets and their regional location are factors the Compensation Committee considers in establishing the peer group. In 2019, the Compensation Committee added two peers with certain lines of business similar to that of the Company: Green Dot Corporation (prepaid card accounts) and Axos Financial, Inc. (specialized banking products). Additionally, the Compensation Committee’s peer group includes other banks supplied by McLagan, a company which provides salary databases for peer comparisons. This expanded peer group of 25 banks provides a wider peer group on which to assess the Company’s performance, especially ROA and ROE. The peer group is also used to compare the CEO’s compensation to peers. Although considerable knowledge about the competitiveness of the Company’s compensation programs is gained through the benchmarking process, the Compensation Committee recognizes that each financial institution is unique and that significant differences in executive compensation practices exist. The Compensation Committee also considered the added complexity and earnings stream resulting from the payments businesses unique to the Company. For instance, while Green Dot Corporation and Meta Financial Group Inc. also engaged in certain payments businesses, they did not engage in the specialized SBLOC and SBA businesses. While the Compensation Committee considered CEO salaries in the whole 25 bank peer group, it concluded that the following banks had the most comparable lines of business and related complexities and would be the most relevant: Axos Financial, Inc., Green Dot Corporation, Live Oak Bancshares Inc., Meta Financial Group Inc. and TriState Holdings Inc. After the additions discussed above, the expanded peer group is comprised of the following banks.

Axos Financial, Inc.	Meta Financial Group Inc.
Brookline Bancorp Inc.	OceanFirst Financial Corp.
Bryn Mawr Bank Corp.	Peapack-Gladstone Financial
Camden National Corp.	Provident Financial Services
ConnectOne Bancorp, Inc.	S&T Bancorp Inc.
Eagle Bancorp Inc.	Sandy Spring Bancorp Inc.
Financial Institutions Inc.	Tompkins Financial Corporation
First Commonwealth Financial	TriState Capital Holdings Inc.
Flushing Financial Corp.	TrustCo Bank Corp NY
Green Dot Corporation	Univest Corp. of Pennsylvania
Lakeland Bancorp	Washington Trust Bancorp Inc.
Live Oak Bancshares Inc.	WSFS Financial Corp.
Meridian Bancorp Inc.

The median asset size of the peer group was approximately $7.7 billion at December 31, 2020 and Bancorp’s asset size at December 31, 2020 was $6.3 billion. The range of revenues for the peer group was $170-$640 million during 2020 and Bancorp’s revenues for 2020 were $279 million.

The Compensation Committee believes that the combination of short and long-term compensation that the Company provides fulfills its objectives of providing a competitive level of compensation and benefits in order to attract and retain key executives. The Compensation Committee also believes that the Company’s incentive programs appropriately motivate performance to achieve sustained profitability and growth to achieve its financial goals while at the same time allowing the Company to maintain controls over its compensation costs.

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The Compensation Committee did not use an outside compensation consultant in assessing executive and director compensation for 2021. However, in November 2021, the Compensation Committee engaged the compensation consulting firm of Pay Governance LLC (“Pay Governance”) to advise it on whether the Company’s peer group used as a basis for comparison of the Company’s compensation needed to be modified to reflect developments in the Company’s business and whether the Company’s director compensation for 2022 should be modified. Pay Governance has not yet completed its analysis and reported back to the Compensation Committee as of the finalization of this Proxy. In engaging Pay Governance, the Compensation Committee determined that Pay Governance was independent in accordance with SEC rules.

Compensation Methodology

The Compensation Committee ordinarily determines compensation amounts for individual NEOs for 12-month periods. The Chief Executive Officer typically provides the Compensation Committee with key elements of both the Company’s and the NEOs' (other than the Chief Executive Officer's) performance as well as recommendations to assist it in determining compensation levels. The Compensation Committee determines the amount of equity awards and cash bonuses, if any, at its discretion and reviews the Company’s performance during the fourth quarter of each year and at interim periods at its discretion. With the full Board of Directors, the Compensation Committee compares financial performance to the financial goals published on the Company’s website on a quarterly basis.

Specific Elements of the Compensation Program

Below are the specific elements of the Company’s compensation program for named executive officers. A chart showing the percentage of each component to the total of salary, cash bonus and equity in 2021 is as follows. The total column in the table directly below includes the dollar amount of salary, which is shown in the second table below.

Name	Principal Position	Salary %	2021 Cash Bonus ($)	Cash Bonus %	2021 Equity Grant ($)	Equity Grant %	Total ($)
Damian Kozlowski	Chief Executive Officer	16	2,250,000	49	1,601,000	35	4,601,000
Paul Frenkiel	Chief Financial Officer	44	350,000	39	150,000	17	900,000
Mark Connolly	Chief Credit Officer	32	595,000	48	255,000	20	1,250,000
Gregor Garry	Chief Operating Officer	36	490,000	45	210,000	19	1,100,000
Thomas Pareigat	General Counsel	42	385,000	41	165,000	17	950,000

Base Salary. The Company believes that it is important to maintain a competitive salary structure to retain its existing qualified executive officers which includes base pay consistent with similarly situated executives at similarly sized banking institutions. The Company believes that a key objective of its salary structure is to maintain reasonable “fixed” compensation costs by targeting base salaries at a competitive average, considering the Company’s and the individual's performance. Base salaries are paid to executive officers on a bi-weekly basis and are generally reviewed annually by the Compensation Committee as described in “Compensation Methodology,” above. Base pay change, if any, is normally determined after considering:

•	the executive's total itemized compensation for the prior year;

•	the executive's current base pay position relative to the peer group;

•	the Company’s performance and the individual's contribution to that performance for a sustained period;

•	the impact of the complexity of certain of the Company’s payments and specialized lending businesses on the individual’s responsibilities; and

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•	national and regional economic conditions, their effect upon the Company and how the executive has dealt with them within his or her area of responsibility.

The CEO’s base salary was lowered from $900,000 in 2018 to $755,000 in 2019 reflecting an adjustment based on the median of the Compensation Committee’s peer group and stockholder input. It was further lowered to $750,000 in 2020 and maintained at that level in 2021. For 2021, the base salary of Messrs. Frenkiel, Garry and Pareigat were maintained at the prior year levels based upon a review of peer data. Mr. Connolly received a 14% increase based upon peer data. The peer data utilized was provided by McLagan, a company which provides salary databases for peer comparisons. The data was drawn from regional and community banks. A chart showing the changes in base salary in 2021 compared to 2020 detailing the ranges in the peer data utilized is as follows.

Name	Principal Position	Base Salary 2020 ($)	Base Salary 2021 ($)	Percentage Increase	Peer Range of Base Salary ($) (a)
Damian Kozlowski	Chief Executive Officer	750,000	750,000	—	(b)

Paul Frenkiel	Chief Financial Officer	400,000	400,000	—	412,000-472,000
Mark Connolly	Chief Credit Officer	350,000	400,000	14%	412,000-532,000

Gregor Garry	Chief Operating Officer	400,000	400,000	—	392,000-419,000
Thomas Pareigat	General Counsel	400,000	400,000	—	310,000-454,000

(a)	Peer ranges reflect 50th to 90th percentile for base salary.
(b)	Mr. Kozlowski’s salary continued to be maintained at its 2019 level.

Cash Bonus. In evaluating providing a cash bonus to an NEO, the Compensation Committee primarily focuses on the sustained contributions made to the Company by the NEO under consideration. The Chief Executive Officer makes recommendations to the Compensation Committee with respect to annual bonuses for the other named executive officers, based on their respective sustained contributions to the performance of the areas for which they are responsible. Because of improved financial performance, cash bonuses have been awarded since 2017. While the Compensation Committee examines pre-established requirements in determining whether to pay a cash bonus to any NEO and the amount of such bonus, the Compensation Committee has determined it is in the Company’s best interest to retain full discretion with respect to these cash bonuses to retain flexibility as opposed to requiring set payments for various levels of satisfying these requirements.

The primary factor in the CEO cash bonus award was achieving or exceeding pre-established requirements on a sustained basis as detailed in the “Balanced Score Card: CEO Performance Matrix” under “Determination of Compensation Amounts”. Sustained multi-year financial performance and achievement of pre-determined financial performance goals are central to compensation decisions. Each of the pre-established criteria as shown in that matrix was determined to have been exceeded. The Compensation Committee also considered the cash bonus as a percentage of base salary. For the Chief Executive Officer, the 2021 cash bonus was $2,250,000 compared to $1,650,000 in 2020. Cash bonus represented 3x base salary in 2021, compared to 2.2x in the prior year. The increases reflected the improved financial performance of the Company which had been sustained for a multi-year period. Please see the section titled “Determination of Compensation Amounts” and the chart entitled “Balanced Score Card: CEO Performance Matrix” for the performance metrics for a cash bonus for the CEO. Please see the chart and footnotes under “Other NEO Compensation”, which summarize the metrics and other factors for a cash bonus for the other NEOs.

Long-Term Equity Incentive Compensation. Long-term equity incentives in 2021 were provided to Named Executive Officers through the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan permits the grant of stock options, restricted stock awards, stock appreciation rights and phantom units. Stock options are granted to NEOs at exercise prices equal to the then current market price of the Common Shares. Awards under the 2020 Plan are granted based on the Company’s financial performance and each executive's contribution to such performance. Overall, the objective of long-term equity incentive compensation awards is to tie the interests of named executive officers directly to increases in stockholder value. The criteria utilized for each NEO is that which is used for cash bonuses as discussed directly above under “Cash Bonus” and presented in a chart under “Other NEO Compensation”. In 2021, to balance the short-term incentive of cash bonus, equity grants were granted equal in value to 30% of the total of cash bonus and equity for all NEOs except Mr. Kozlowski whose percentage was 25%. Additionally, Mr. Kozlowski received 100,000 stock options, which were valued on the day of grant under the Black-Scholes method at $8.51 each. A significant amount of equity compensation for Mr. Kozlowski has been awarded in the form of stock options, such that he benefits only to the extent of further increases in share price. In 2020 a greater proportion of his total compensation was awarded as stock compensation to increase equity ownership to better align with shareholders. Upon the accumulation of a significant equity position, the proportion of cash bonus was increased in 2021 compensation.

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Compensation Risk Analysis

As a financial holding company regulated by the Federal Reserve Bank, which has a subsidiary bank regulated by the FDIC and the State of Delaware, the Company adheres to defined risk guidelines, practices and controls to ensure the safety and soundness of the institution. The Company’s management and Board of Directors conduct regular reviews of its business to ensure that it is operating within appropriate regulatory guidelines and with appropriate practices, supplemented by its internal audit function.

On an annual basis, the Compensation Committee reviews the Company’s compensation practices to determine that (1) base salaries are appropriately competitive in light of overall compensation; (2) the Company’s use of equity grants provides appropriate long term incentives; (3) the Company offered an appropriate mix of cash and equity compensation to facilitate the alignment of the interests of the Company’s senior executives with those of the Company and its stockholders; and (4) cash bonuses are balanced with other compensation to incent financial performance and safety and soundness while managing compensation expense. In light of regulatory releases, the ultimate goal of the review is to assess the design, governance, policies and procedures of the Company’s compensation structure to ensure that, as designed and executed, it does not motivate excessive risk-taking that could adversely impact the long-term value of the Company.

After conducting the review, the Compensation Committee concluded that the Company’s incentive programs do not motivate or encourage unnecessary or excessive risk-taking. This conclusion reflected a review of the Company’s structure to determine that credit and other new business approvals are independent of new business efforts. Other factors, such as fostering an appropriate risk management culture, were also considered. The Company will continue to review and monitor its compensation programs to ensure that they continue to not motivate excessive risk-taking that could adversely impact the long-term value of the Company.

Tax and Accounting Considerations

The Company claims tax deductions in connection with stock awards under its equity compensation plans in an amount equal to the ordinary income reported to the I.R.S. for the recipient. The amount reported as ordinary income to the recipient, and deducted by the Company, is based on the stock price at the date stock options are exercised or restricted stock vests, subject to a $1 million limit for each named executive officer. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

The compensation that we pay to our executive officers is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, the Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, compensation. Stock-based compensation is accounted for as required under Financial Accounting Standards Board Accounting Standards Codification Topic 718. Timing of equity compensation is at the discretion of the Compensation Committee.

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Determination of Compensation Amounts

CEO Compensation Determination Factors

Pay for Performance and “At-Risk” Compensation. The Compensation Committee has established specific pay for performance requirements which must be achieved before incentive compensation, which comprises the majority of CEO compensation, is awarded. In 2021, approximately 84% of total CEO compensation was comprised of incentive compensation for achieving and exceeding these pre-established requirements. Accordingly, most of the CEO compensation is “at risk” as it is dependent on the achievement of specific stockholder return, financial performance and other requirements. The financial goals have been established in advance as part of the budgeting process. As prior period financial performance requirements were achieved, the website has been updated for future financial performance requirements, which have been further increased. The “Balanced Score Card: CEO Performance Matrix” below summarizes the requirements for incentive at-risk compensation.

Forward-Looking. In addition to achieving specific pay for performance requirements and sustained financial performance, both the cash bonus and equity awards are forward looking to motivate further progress toward the long-term financial goals set by the Board of Directors and published on the Company’s website. As part of the evaluation process, sustained multi-year financial progress toward those long-term goals is emphasized. In 2021, $2,250,000 for cash bonus and $1,601,000 for equity compensation were awarded, which reflected multi-year sustained financial improvements in 2020, 2019 and 2018. Excluding the Company’s $65 million gain on sale of the Safe Harbor Individual Retirement Account (SHIRA) portfolio in 2018, income before tax increased to $72.5 million in 2019 from $54.8 million in 2018 and $40.4 million in 2017. In 2020, further progress was made toward long term financial goals which were further increased, as income before tax increased to $108.3 million. In 2021, income before tax amounted to $144.2 million. Budgets, with formal quarterly reports of progress toward financial goals, are presented to the full Board of Directors reflecting a continuous monitoring of financial performance, to validate incentive compensation. Budget targets in each year since Mr. Kozlowski was engaged have been met or exceeded. For 2020, budgeted requirements were 13.5% for ROE and 1.3% for ROA, compared to actuals of 15% and 1.3%, respectively. In 2021, budgeted respective ROE and ROA of 16% and 1.6% compared to actuals of 18% and 1.7%.

The Compensation Committee believes that its forward-looking approach of providing cash bonus and equity to motivate future performance, has been validated by the above historical results since Mr. Kozlowski’s 2016 tenure began. Additionally, the Compensation Committee performs a peer analysis to compare the Company’s compensation analysis with its peers. The Compensation Committee believes that the complexities of the Company’s niche lending businesses and payments businesses are only partially present in any single peer. Accordingly, peer comparisons are considered with the other factors noted above and in the “Balanced Scorecard: CEO Performance Matrix” below.

Financial Performance. The Compensation Committee monitors financial performance. In addition to the improvements in income noted above, other recent financial highlights are as follows:

•	Total year-end SBLOC (securities-backed lines of credit) and IBLOC (insurance-backed lines of credit) loans increased 56% year over year to $1.6 billion at December 31, 2020 after increasing 30% in the comparable prior year period. At December 31, 2021, SBLOC, IBLOC and new registered investment advisor financing balances had increased 28%, to $2.05 billion year over year.
•	Small Business Loans, including those held at fair value, increased 14% year over year to $654 million at December 31, 2020, after increasing 22% in the comparable prior year period. At December 31, 2021, balances had increased 6% year over year, to $696 million. These percentages and amounts exclude short-term Payroll Protection Program (PPP) loans which amounted to $165.7 million and $44.8 million, respectively at December 31, 2020 and 2021.
•	At December 31, 2020, total loan balances including loans at fair value, were increased by 49%. In 2021, total loans including loans at fair value increased 14%.
•	The average rate on deposits amounted to .25% in 2020. In 2021, that rate was .10%.

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Metrics and other criteria. An analysis of the metrics and other criteria for the payment of CEO compensation is as follows.

Balanced Score Card: CEO Performance Matrix

	Pre-established requirements for incentive compensation	Did not meet	Substantially met	Exceeded
Financial & Strategic Performance	Financial Metrics to Budget (a)			x
	Strategic Agenda (b)			x
	Integrated Business Plan Objectives (c)			x
Stock Performance	Competitor Peer Group (d)			x
	Dow Jones U.S. Bank Index (d)			x
	KBW Bank Index (d)			x
Enterprise Risk Management	Credit Risk Management (e)			x
	Compliance Risk Management (f)			x
	Regulatory (f)			x

(a)	Financial Metrics to Budget: For 2020, budgeted requirements were 13.5% for ROE and 1.3% for ROA, compared to actuals of 15% and 1.3%, respectively. In 2021, budgeted respective ROE and ROA of 16% and 1.6% compared to actuals of 18% and 1.7%.
(b)	Strategic Agenda: The strategic agenda included specific strategic objectives which are required to be met. Those objectives and related performance are as follows. (i) Enhance the commercial lending platform: Operational capabilities were improved to accommodate growth. (ii) Establish the registered investment advisor financing program: The program was established and went live by year-end 2020. (iii) Build new payments capabilities: New products were added to broaden client offerings. (iv) Elevate the Bancorp Brand: Enhanced marketing plans were implemented for specific lines of business.
(c)	Integrated Business Plan Objectives: As part of the budget process, each line of business establishes goals which supported the attainment of companywide financial goals as detailed above. Actual results are compared to each line of business’s pre-established goals and reported to the Board of Directors quarterly. The specific line of business goals for all six operating departments were concluded to have been exceeded, as the overall financial requirements had been exceeded. However, in addition to revenue goals, certain of the 53 goals related to departmental goals warranted review. Upon such review, it was concluded that of the 53 departmental goals for 2020, 46 were concluded to have been achieved, which exceeded expectations.
(d)	Stock Performance: In the period beginning January 1, 2018 and ended October 15, 2020, Bancorp (stock symbol TBBK) stock performance exceeded its designated peer group consisting of Meta, Live Oak, Tri-State, Green Dot and Axos, and exceeded both the Dow Jones U.S Bank Index and the KBW Bank Index. While Bancorp decreased 3% over that period, those peers decreased 9% and the Dow Jones and KBW indices decreased 32% and 27%, respectively. In the five year period ended December 31, 2021, Bancorp increased 222% compared to a 44% increase in the KBW index.
(e)	Credit Risk and Loan Growth Management: Year-end 2020 total loans including loans at fair value increased 49% over the prior year-end and further validated the already established sustained multi-year growth history. Year-end 2021 total loans including loans at fair value, increased 14% over the prior year-end. Credit risk was deemed acceptable as charge-offs, for a sustained multi-year period, remained at relatively low levels. Results met or exceeded the budget, and the factors above resulted in an exceeded rating.
(f)	Compliance Risk Management and Regulatory: The Board of Directors monitors compliance issues at its monthly meetings. Significant multi-year progress in addressing FDIC regulatory issues culminated in the lifting of consent orders. Improvements in compliance controls continue to be sustained and warranted an exceeded rating.

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Stockholder Input and Company Actions

The Company’s management meets with stockholders to obtain feedback on company performance and any other matters of interest to stockholders. The Chief Financial Officer and Chief Executive Officer are the Company’s primary representatives who meet with investors. Mr. Frenkiel addressed executive compensation with stockholders. In 2021, these officers met with stockholders owning more than 50% of the Common Shares as they had in previous years. Related stockholder feedback from prior meetings had resulted in structural changes to the CEO’s compensation determination and other changes which were sustained. A summary of the stockholder input and resulting actions are as follows:

Stockholder Input	Company Actions

Prior to 2019, the CEO’s base salary exceeded the peer median. A lower base salary better aligns pay for performance which places greater emphasis on incentive compensation and less emphasis on base salary.

In 2019, the CEO’s base salary was $755,000, compared to $900,000 in 2018. In 2020, salary was set at $750,000 and maintained at that level in 2021.

The CEO’s equity awards upon his hire included stock options, but 2017 and 2018 grants consisted solely of restricted stock units. Stock options provide incentive for pay for performance, as their value equals the increase in stock price after the grant date.

In 2019 and 2020, a significant allocation of equity compensation granted was awarded as stock options, a practice which continued in 2021.
Publicizing long-term targets on the Company’s website, creates transparency and accountability for pay for performance.	Long-term financial and other goals are presented on the Company’s website: https://investors.thebancorp.com/presentations/default.aspx
Comparisons to peers on key financial metrics provide a tool to help determine that financial goals adequately reward stockholders.	The Compensation Committee added peer comparisons for ROA and ROE to its decisioning parameters.
Some companies use grids or assign percentages to their various pre-established metrics which weight those factors in incentive compensation awards.

The Compensation Committee required that the Company achieve pre-established metrics for the award of incentive compensation. The related grid precedes this section under “Balanced Score Card: CEO Performance Matrix”. The Compensation Committee determined that grid component requirements have been exceeded in every year beginning in 2019.

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Other Considerations Impacting CEO Compensation

Mr. Kozlowski was named the Company’s CEO in June 2016, a year in which the Company had significant regulatory requirements outstanding, and in which it incurred losses. He was engaged because of his proven experience in financial turnaround, improving compliance with regulatory requirements, and reducing financial and regulatory risk, while sustaining financial performance. He was charged with engineering a financial turnaround from the losses previously incurred. The Company has since exceeded the required financial targets set by the Board of Directors and which were based upon the budget. Excluding the $65 million gain on sale of the safe harbor in 2018, income before tax increased to $72.5 million in 2019 from $54.8 million in 2018 and $40.4 million in 2017. In 2020, further progress was made toward long term financial goals which were further increased, as income before tax increased to $108.3 million. In 2021, income before tax amounted to $144.2 million. The Compensation Committee considered earnings results for the above multi-year period in concluding that the turn-around had exceeded expectations. The Board of Directors including the Compensation Committee has monitored the implementation of a unique software system for BSA, as well as other infrastructure improvements. These include the maturation of a Center of Excellence for BSA and related regulatory requirements. The system and infrastructure have been largely implemented and enhancements continue to be made. Based on its monitoring, these improvements were concluded to have been sustained. Additionally, lower charge-off lending lines have grown significantly, with total loans including loans at fair value increasing 49% at year-end 2020 over the prior year end. In 2021, loan growth continued, and total loans including loans at fair value were 14% higher than the prior year-end. In addition to the key areas set forth above, under the oversight of the CEO, new sources of revenue, including the registered investment advisor financing program were initiated, operational capabilities were improved to accommodate growth, new payments capabilities were added, and enhanced marketing plans were implemented for specific lines of business.

A graphic representation of income before taxes, in thousands, shows the improvement in income from 2016, with data points noted in the preceding paragraph.

Income (loss) before income taxes*
$200,000
$150,000
$100,000
$50,000
$0
-$50,000
-$100,000
2015
2016
2017
2018
2019
2020
2021
D. Kozlowski named CEO June 2016

*Continuing Operations
**2018 excludes $65 million gain on sale of Safe Harbor IRA. Total income before income taxes for 2018 including the Safe Harbor IRA sale was $119,781

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CEO Compensation

The following factors impact the Compensation Committee’s determination of the amounts of cash bonus and equity awards for pay for performance for the CEO:

1.	Sustaining Financial Performance Validated by Pre-established Financial Goals

In determining the Chief Executive Officer’s compensation, the Compensation Committee established specific, pre-set financial goals. See “Balanced Score Card: CEO Performance Matrix” above. These goals were achieved sooner than expected and long-term goals were increased and updated on the Company’s website in January 2022. Mr. Kozlowski has maintained a consistent record of achieving and exceeding these goals since he joined the Company in June 2016. After sustained financial improvement, and exceeding pre-set financial and other targets, cash bonus and equity compensation were increased in 2020, when total compensation amounted to $4,665,714. In 2021 total compensation amounted to $4,610,714.

2.	Performance versus Peers

The Compensation Committee refined its peer group in 2019 as detailed under “Compensation Objectives and the Focus of Compensation Awards” to consist of 25 banks including its most comparable peer group consisting of Axos, Green Dot, Tri-State, Meta and Live Oak. Peer averages for ROA, ROE, net interest margin and stockholder return were exceeded.

3.	Comparison of CEO Total Compensation to Peers

The compensation committee considered the CEO compensation of Axos, Green Dot, Tri-State, Meta and Live Oak, the group it considered Bancorp’s most comparable peers. The CEO compensation for those banks ranged from $511,000 to $6.1 million for 2019. In 2020, the total compensation for those peers ranged from $821,000 to $4.9 million, with one peer at $15.8 million. In 2020, Mr. Kozlowski’s total compensation was $4.7 million, which was maintained at approximately that level in 2021. As a result of the steady increases in income before taxes, increases in ROA and ROE and stock performance, the committee concluded that Mr. Kozlowski’s compensation should be toward the higher end of the peer group.

4.	Other Goals

In addition to pre-established financial requirements and related performance comparisons with peer groups, the Board of Directors pre-established other goals in the form of a strategic agenda. The strategic agenda included specific strategic objectives which are required to be met. Those objectives and related performance are as follows. (i) Enhance the commercial lending platform: Operational capabilities were improved to accommodate growth. (ii) Establish the registered investment advisor financing program: The program was established and went live by year-end 2020. (iii) Build new payments capabilities: New products were added to broaden client offerings. (iv) Elevate the Bancorp Brand: Enhanced marketing plans were implemented for specific lines of business.

5.	Risk Considerations

The Compensation Committee viewed the Board of Director’s financial and other goals in tandem with the institution’s risk profile. For financial performance especially, levels of risk required ongoing consideration so as not to incentivize excessive risk taking. Accordingly, specific percentages of additional compensation were not assigned to specific measures of performance. Instead, risk would be considered as part of a balanced scorecard approach. Upon its review, the Compensation Committee determined that risk had been reduced, while financial performance had been significantly improved. Significant reductions in higher risk discontinued operations loans had been exceeded by growth in lower credit loss lines of business such as securities-backed lines of credit. A significant component of the improvement in financial performance resulted from expense management which also had been demonstrated not to result in additional risk. Accordingly, risk had been reduced, while financial performance had been significantly improved over a sustained period.

All five factors above supported increased compensation levels. All the pre-established financial goals were either achieved or significantly exceeded while risk was decreased. Pre-established strategic, non-quantifiable goals, which would impact financial performance in the future were all either met or showed expected progress. The Compensation Committee received frequent updates from Board subcommittees and other reporting to monitor the regulatory related and other goals to reach this conclusion.

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Other NEO Compensation

A chart of NEO compensation is as follows: The footnotes to the chart list the performance requirements which must be sustained for cash bonus and equity grants.

Name	Principal Position	Base Salary 2021 ($)	2021 Cash Bonus ($)	% of Base Salary	2021 Equity Grant ($)	% of Base Salary
Damian Kozlowski	Chief Executive Officer	750,000	2,250,000	300%	1,601,000	213%
Paul Frenkiel (1)	Chief Financial Officer	400,000	350,000	88%	150,000	38%
Mark Connolly (2)	Chief Credit Officer	400,000	595,000	149%	255,000	64%
Gregor Garry (3)	Chief Operating Officer	400,000	490,000	123%	210,000	53%
Thomas Pareigat (4)	General Counsel	400,000	385,000	96%	165,000	41%

(1)	For the Chief Financial Officer, Paul Frenkiel, the cash bonus of $350,000 in 2021, compared to $220,000 in 2020 and $125,000 in 2019, and was 88% of his base salary. Mr. Frenkiel’s responsibilities include all financial functions of the Company, including supporting each line of business in managing their financial operations. The increased awards reflected the impact of those financial functions on the sustained improved financial performance of the Company. Additionally, Mr. Frenkiel is responsible for the investment portfolio which has consistently ranked in the upper quartile of peers. The upper quartile peer ranking requirement was based on the yields reported in the Uniform Bank Performance Report for FDIC insured banks.
(2)	For the Head of Credit Markets and Chief Credit Officer, Mark Connolly, the cash bonus of $595,000 in 2021, compared to $412,500 in 2020 and $300,000 in 2019, and was 149% of his base salary. Mr. Connolly oversees all lending operations and is also responsible for the disposition of the balance of discontinued operations to maximize stockholder value. Under Mr. Connolly’s leadership, loan revenues have continued their consistent increases and amounted to $193 million in 2021 from $171 million in 2020, $127 million in 2019 and $95 million in 2018. In 2020, total loan balances including loans at fair value, were increased by 49%. In 2021, total loans including loans at fair value increased 14%. Additionally, discontinued assets were reduced to $113.7 million at December 31, 2020 from $140.7 million at year end 2019. At December 31, 2021 discontinued assets had been reduced to $82.2 million.
(3)	For the Chief Operating Officer, Gregor Garry, the cash bonus of $490,000 in 2021, compared to $220,000 in 2020 and $100,000 in 2019, and was 123% of his base salary. Mr. Garry is responsible for Operations, Financial Crimes Risk Management, Enterprise Risk Management, and Consumer Compliance. Under his leadership, the “Center of Excellence” for financial crimes continues to satisfactorily address the increased oversight requirements of increased transaction volumes and new products. Additionally, he has overseen the implementation of other operational capabilities to address those increased volumes and new products.
(4)	For the General Counsel, Thomas Pareigat, the cash bonus of $385,000 in 2021, compared to $275,000 in 2020 and $150,000 in 2019, and was 96% of base salary. Mr. Pareigat’s primary responsibilities include oversight, management and resolution of all legal matters affecting the Company and its subsidiaries. These responsibilities include legal aspects of regulatory issues. Mr. Pareigat reports on legal matters to the Board of Directors at its monthly meetings and provides support to committees of the Board of Directors. The Board of Directors includes several attorneys who can assess Mr. Pareigat’s performance. Mr. Pareigat also manages a legal staff which is charged with minimizing external legal costs. Mr. Pareigat’s performance was determined to exceed expectations in these areas.

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Impact of Share Repurchases on Compensation

In 2021, the Company began repurchasing shares for a total of $40.0 million of such purchases, which amounted to less than 40% of net income for that year. Such repurchases reduce equity, which increases ROE, which is one of the elements of the “Balanced Scorecard: CEO Performance Matrix”. However, the percentage of earnings returned to stockholders by such repurchases reflects the maintenance of equity levels necessary to retain well-capitalized capital ratios, which continue to be exceeded. Accordingly, the Compensation Committee did not significantly weight share repurchases in its compensation determinations.

Director Compensation

The Compensation Committee also oversees an annual compensation evaluation of the Board of Directors. The Company’s peer group of twenty-five institutions was evaluated to confirm that Board of Director compensation fell within appropriate peer ranges. The Compensation Committee granted equity with a market value at date of grant of approximately $90,000 to independent directors in 2021, to align their interests with other stockholders. The $90,000 was added to cash compensation and that total was compared to the survey of other institutions. Independent Directors also received an annual fee of $75,000 and are paid separately for committee meetings. See “Director Compensation Table.”

Compensation Recoupment Policy

The Compensation Committee reiterated its previously-approved compensation recoupment policy on December 2, 2021 as follows:

The compensation recoupment policy applies if the Company is required to provide an accounting restatement for any of the prior three fiscal years for which audited financial statements have been completed, due to material noncompliance with any financial reporting requirement under the federal securities laws. In the event of such a restatement, the Compensation Committee will determine, in its discretion, whether (i) NEOs, regardless of whether they were directly responsible for the restatement, or (ii) all other recipients of cash-based or equity-based incentive compensation who were directly responsible for the restatement, have received any cash-based or equity-based incentive compensation that they would not have been entitled to receive under the restated results. In the event of any future financial restatements, the Audit Committee will evaluate the facts and formally consider whether any compensation recoupment (claw back) from any Company officer is warranted.

The Compensation Committee then will take such actions as it deems necessary or appropriate, depending on all the facts and circumstances as determined during its review, including (i) the recoupment of all or part of any such excess compensation, (ii) recommending disciplinary actions to the Board of Directors, up to and including termination, and/or (iii) the pursuit of other available remedies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above and has discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

William H. Lamb, Chairman

Matthew N. Cohn

John M. Eggemeyer

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the NEOs for the years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($) (1)	Option Awards ($) (2)	All other compensation ($) (3)	Total

Damian Kozlowski	2021	750,000	2,250,000	750,000	851,000	9,714	4,610,714
Chief Executive Officer	2020	750,000	1,650,000	1,350,000	906,000	9,714	4,665,714
	2019	755,000	675,000	675,000	250,000	10,476	2,365,476

Paul Frenkiel	2021	400,000	350,000	150,000	-	18,426	918,426
Chief Financial Officer/	2020	400,000	220,000	180,000	-	18,426	818,426
Secretary	2019	396,500	125,000	125,000	-	18,560	665,060

Mark Connolly	2021	400,000	595,000	255,000	-	9,354	1,259,354
Executive Vice President/	2020	350,000	412,500	337,500	-	9,354	1,109,354
Chief Credit Officer	2019	348,000	300,000	300,000	-	9,424	957,424

Gregor Garry	2021	400,000	490,000	210,000	-	9,102	1,109,102
Executive Vice President/	2020	400,000	220,000	180,000	-	8,837	808,837
Chief Operating Officer	2019	323,000	100,000	100,000	-	6,559	529,559

Thomas Pareigat	2021	400,000	385,000	165,000	-	17,431	967,431
Executive Vice President/	2020	400,000	275,000	225,000	-	17,328	917,328
General Counsel	2019	398,462	150,000	150,000	-	17,321	715,783

(1)	Reflects the aggregate grant date fair value of stock awards granted during each of the last three fiscal years in accordance with FASB ASC Topic 718. The values of stock awards were determined by multiplying the grant date closing price of the stock, by the number of shares granted. The assumptions utilized in determining the fair value of stock awards are described in footnote M to the annual financial statements included in the Company’s Annual Report on Form 10-K for its fiscal year ending December 31, 2021.
(2)	Reflects the aggregate grant date fair value of stock options granted in accordance with FASB ASC Topic 718. The assumptions utilized in determining the fair value of stock options are described in footnote M to the annual financial statements included in the Company’s Annual Report on Form 10-K for its fiscal year ending December 31, 2021.
(3)	Represents the aggregate dollar amount for each NEO for perquisites and other personal benefits comprised of the Company’s contributions to its 401(k) savings plan, insurance premiums and personal use of automobiles.

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Grants of Plan-Based Awards-2021

The following table provides information concerning each grant of an award made to an NEO during 2021 under any plan of the Company. In the following table, the values of stock awards were determined by multiplying the grant date closing price of the stock by the number of shares granted. The values of stock options granted were determined in accordance with FASB ASC Topic 718. The assumptions utilized in determining the fair value of stock options are described in footnote M to the annual financial statements. The stock options vest over a period of four years from grant date, with one fourth vesting on each grant anniversary date. The stock awards vest over a period of three years from grant date with one third vesting on each grant anniversary date.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise Price of Stock Options (1) ($/Share)	Closing Price on Date of Grant ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Damian Kozlowski	02/09/21	39,872			18.81	750,000
Damian Kozlowski	02/09/21		100,000	18.81		851,000
Paul Frenkiel	02/09/21	7,974	-	-	18.81	150,000
Mark Connolly	02/09/21	13,556	-	-	18.81	255,000
Gregor Garry	02/09/21	11,164	-	-	18.81	210,000
Thomas Pareigat	02/09/21	8,771	-	-	18.81	165,000
(1)	These stock options had an $8.51 per share fair value as of date of grant computed consistent with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

For a discussion of the material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and Grants of Plan-Based Awards Table, see the disclosure above in “Compensation Discussion and Analysis” under the captions: “Compensation Objectives and the Focus of Compensation Awards,” “Compensation Methodology,” “Specific Elements of the Compensation Program“ (including the disclosure of the amount of salary and bonus in proportion to total compensation) and “Determination of Compensation Amount.” During 2021, none of the Company’s outstanding options or other equity-based awards were repriced or otherwise materially modified. Recipients of stock options or restricted stock units are not entitled to any common stock dividends paid until after options are exercised or restricted stock units vest. Such dividends would not be preferential as to other common stockholders.

Ratio of Chief Executive Officer Pay to Median Pay

For 2021, the median of the annual total compensation of all employees of the Company, other than the Chief Executive Officer (CEO), was $84,226, and the total compensation of the CEO was $4,610,714, as reported in the Summary Compensation Table above. Based on this information, for 2021, the CEO’s annual total compensation was 55 times that of the median of the annual total compensation of all employees.

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To identify the median of the annual total compensation of all the Company’s employees, as well as to determine the annual total compensation of the median employee and the CEO, the Company took the following steps:

•	The Company determined that as of the payroll for December 30, 2021, there were 651 employees. This population consisted of the Company’s full-time and an insignificant number of part-time workers. Independent contractors were not included in the analysis. December 30, 2021 was selected as the date to identify the “median employee” because it was the last payroll date within the last three months of 2021, and it enabled the Company to make such identification in a reasonably efficient and economical manner.

•	To identify the “median employee”, the Company analyzed the salary, wages and overtime pay of all employees, to account for employees who had only worked a portion of the year. It also considered additional compensation consisting of 401(k) matches and health insurance. Since less than 10% of Company employees receive equity awards, such awards were excluded from the compensation measure.

•	The Company identified its median employee using this compensation measure, which was consistently applied to all employees included in the calculation. Since all Company employees are located in the United States, including the CEO, the Company did not make any cost of living adjustments.

•	Once the median employee was identified, the Company combined the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in total compensation of $84,226. The difference between such employee’s salary, wages and overtime pay and the employee’s annual total compensation represents the estimated value of health care benefits which were estimated at $11,614 per employee, which includes coverage for dependents. The Company’s 401(k) match was also included in the compensation analysis.

•	With respect to the total annual compensation of the CEO, the Company used the amount reported in the “Total” column of the Summary Compensation Table above.

Equity Compensation Plan Information

As of December 31, 2021, the status of our equity compensation plans is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,580,228 (1)	$9.67 (2)	1,347,185
Equity compensation plans not approved by security holders	Not applicable	Not applicable	Not applicable
Total	1,580,228	$9.67	1,347,185

(1)	Includes 1,030,124 outstanding unvested restricted stock units which are awarded upon vesting without consideration from the recipient. Restricted stock units have reduced the number of securities remaining available for future issuance in column c.

(2)	Excludes 1,030,124 outstanding unvested restricted stock units which are awarded upon vesting without consideration from the recipient.

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Outstanding Equity Awards at Fiscal Year-End Table-2021

The following table provides information on the holdings by the Company’s NEOs as of year-end December 31, 2021 which details unexercised stock options and stock awards that have not vested.

			Option Awards			Stock Awards
	Grant	Number of securities underlying unexercised options Exercisable (1)	Number of securities underlying unexercised options Unexercisable	Options exercise price	Options expiration	Number of shares or units of stock that have not vested (2)	Market value of shares or units of stock that have not vested (3)
Name	Date	(#)	(#)	($)	date	(#)	($)
Damian Kozlowski	2/8/2019	32,552	32,552	8.57	2/8/2029	-	-
	2/8/2019	-	-	-	-	26,254	664,489
	5/20/2020	75,000	225,000	6.87	5/20/2030
	5/20/2020	-	-	-	-	131,004	3,315,711
	2/9/2021	-	100,000	18.81	2/9/2031
	2/9/2021	-	-	-	-	39,872	1,009,160
	Total	107,552	357,552	-	-	197,130	4,989,360

Paul Frenkiel	2/8/2019	-	-	-	-	4,862	123,057
	5/20/2020	-	-	-	-	17,467	442,089
	2/9/2021	-	-	-	-	7,974	201,822
	Total	-	-	-	-	30,303	766,968

Mark Connolly	2/8/2019	-	-	-	-	11,669	295,342
	5/20/2020	-	-	-	-	32,751	828,928
	2/9/2021	-	-	-	-	13,556	343,102
	Total	-	-	-	-	57,976	1,467,372

Gregor Garry	2/8/2019	-	-	-	-	3,890	98,456
	5/20/2020	-	-	-	-	17,467	442,089
	2/9/2021	-	-	-	-	11,164	282,561
	Total	-	-	-	-	32,521	823,106

Thomas Pareigat	2/8/2019	-	-	-	-	5,834	147,658
	5/20/2020	-	-	-	-	21,834	552,619
	2/9/2021	-	-	-	-	8,771	221,994
	Total	-	-	-	-	36,439	922,271

	Total	107,552	357,552	-	-	354,369	8,969,077

(1)	All options listed vest at a rate of one fourth per year over a period of four years from grant date.

(2)	All stock awards listed are Restricted Stock Units, or RSUs, which vest at a rate of one third per year over three years from grant date, except those issued in 2020 which vest one third each after years one and two, with the balance vesting after eight months. Upon vesting, Common Shares equal to the number of units vested are issued to the NEO.

(3)	Market value is based on the closing market price of the Common Shares on December 31, 2021, which was $25.31. In the event of death, disability or retirement, unvested RSUs would vest to the benefit of the recipient. In the event of a change of control, vesting could occur if the recipient were not offered comparable employment after the change of control. While the values shown are as of year-end, the value realized would be determined by the stock price at the date of these occurrences.

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Option Exercises and Stock Vested-2021

The following disclosures provide information for the Company’s NEOs regarding restricted stock units vested and options exercised in 2021.

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
(a)	(b)	(c)	(d)	(e)
Damian Kozlowski	300,000	5,109,000	100,790	2,210,562
Paul Frenkiel	98,000	1,675,520	16,606	357,387
Mark Connolly			34,819	741,297
Gregor Garry			14,129	308,236
Thomas Pareigat	35,000	540,500	19,762	426,733

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each of our named executive officers upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price. This discussion assumes the relevant trigger event occurred on December 31, 2021, in accordance with SEC rules.

The Company’s named executive officers serve at the discretion of the Board of Directors. We have not entered into formal employment agreements with any of our named executive officers. In connection with Mr. Kozlowski’s hire in 2016, however, we provided him with a Letter Agreement (the “DK Letter Agreement”) outlining his basic compensation terms and providing for grants of equity compensation, among other things. The DK Letter Agreement specified that his employment was terminable by either party at any time with or without cause or advance notice. In the event of a named executive officer’s termination of employment for any reason whatsoever, any severance benefits or other cash payments, if any, would be negotiated on an individual basis.

Awards Under the Company’s Equity Compensation Plans

The Company has granted awards of stock options and restricted stock units to each of the NEOs under one or more of the Company’s Stock Option and Equity Plan of 2011, Stock Option and Equity Plan of 2013, 2018 Equity Incentive Plan and 2020 Equity Incentive Plan (collectively, the “Equity Compensation Plans”). The currently outstanding awards granted to the NEOs are described above in the “Outstanding Equity Awards at Fiscal Year-End” table. These awards are subject to certain trigger events which would affect their terms and as a result represent our only obligation to make any potential payments upon termination or change of control of our NEOs. As described in this table, these awards are comprised of unvested options (not exercisable) and vested options (exercisable) and unvested RSUs.

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Mr. Kozlowski received stock options from the 2018 Equity Incentive Plan and the 2020 Equity Incentive Plan. With respect to such vested options, in the event of death, disability or retirement, the exercise period is one year from the trigger date, subject to termination on the expiration date of this option, if earlier. In the event of an involuntary termination following a change in control, all options would remain exercisable (subject to the expiration provisions otherwise applicable to the option) and would be exercisable for a period of one year following such termination. If his employment is terminated for cause, all options that have not been exercised will expire and be forfeited. If his employment terminates for any other reason, these options may thereafter be exercised, to the extent exercisable at the time of such termination, for a period of three months following termination, subject to termination on the option’s expiration date, if earlier.

With respect to unvested options, in the event of death, disability or retirement, such options would vest on the one year anniversary of the date of termination of service and, since the one year vesting period would coincide with the one year permitted exercise period, notice of exercise would be required to be provided prior to the expiration of the one year period following termination, with exercise permitted immediately after the one year period, provided that no option would become vested after the expiration of its term and subject to restrictions based on ISO treatment. In the event of an involuntary termination following a change in control, all options would become exercisable (subject to the expiration provisions otherwise applicable to the option) and would be exercisable for a period of one year following such termination. If employment has been terminated for cause or for any other reason, these options would expire and be forfeited.

With respect to unvested RSUs, in the event of death, disability or retirement, the unvested RSUs would vest on the one-year anniversary of such termination of service. In the event of an involuntary termination following a change in control, all such RSUs would become fully earned and vested immediately. In the event of a termination for cause or other termination, unvested RSUs would be forfeited. All RSUs were granted from the 2018 Equity Incentive Plan and the 2020 Equity Incentive Plan, thus these conditions additionally apply to the other NEOs, all of whose RSUs were granted from those two plans.

See Exhibits 10.15 and 10.7.1 to our Annual Report on Form 10-K for the year ended December 31, 2021 (“the 2021 Annual Report”) for plan documents which detail the definitions related to the trigger events summarized above.

The amount each NEO would accrue under the relevant trigger event is set forth below.

Name	Principal Position	Involuntary Termination following a Change in Control ($)	Death, Disability, Retirement ($)
Damian Kozlowski (1)	Chief Executive Officer	10,333,280	10,333,280
Paul Frenkiel (2)	Chief Financial Officer	766,968	766,968
Mark Connolly (2)	Chief Credit Officer	1,467,372	1,467,372
Gregor Garry (2)	Chief Operating Officer	823,106	823,106
Thomas Pareigat (2)	General Counsel	922,271	922,271

(1)	Amounts for Mr. Kozlowski were computed by adding the December 31, 2021 share price of $25.31 times the number of unvested RSUs, plus the number of unvested stock options times the difference of that share price and exercise prices.

(2)	Amounts for Messrs. Frenkiel, Connolly, Garry and Pareigat consisted of multiplying the share price of $25.31 times the number of unvested RSUs, as they had no unvested stock options.

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DIRECTOR COMPENSATION

Director Compensation Table-2021

The following table provides information concerning the compensation of the Company’s non-NEO directors for 2021. The compensation of the only director who is an NEO, Mr. Kozlowski, is described above and he receives no additional compensation for his services as a member of the Board. Mr. Cohen was employed by the Company and served as its Chairman of the Board through October 31, 2021 and his salary and other compensation paid in 2021 is described below. Each independent director receives annual cash compensation of $75,000, paid quarterly. In addition, each independent director receives $500 for each meeting of a committee of the Board of Directors he or she attends; the Chairman of the Audit Committee and the Chairman of the Risk Committee receives $1,500 for each committee meeting attended; and the chairpersons of the other committees receive $1,000 for each committee meeting attended. As the lead independent director through December 2021, Michael J. Bradley received additional annual cash compensation of $20,000 in 2021. With the transition in December 2021 to an independent director as Chairman of the Board, that additional compensation will no longer be paid. The Compensation Committee granted equity with a market value at date of grant of $90,000 to independent directors, to align their interests with other stockholders. Neither the annual cash compensation of $75,000 nor individual meeting fees were increased in 2021 compared to the prior year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(6)	Total ($)
Walter T. Beach (1)	102,750	90,000	192,750
Michael J. Bradley	107,750	90,000	197,750
John C. Chrystal (2)	102,750	90,000	192,750
Cheryl D. Creuzot (3)	16,125	-	16,125
Daniel G. Cohen (4)	1,238,846	165,000	1,403,846
Matthew N. Cohn	107,250	90,000	197,250
John M. Eggemeyer	97,250	90,000	187,250
Hersh Kozlov	97,750	90,000	187,750
William H. Lamb	100,250	90,000	192,250
James J. McEntee III	103,250	90,000	193,250
Daniela A. Mielke	102,750	90,000	192,750
Stephanie B. Mudick	103,250	90,000	193,250
Mei-Mei H. Tuan (5)	107,250	90,000	197,250

(1)	Mr. Beach resigned from the Board of Directors effective December 31, 2021.
(2)	Mr. Chrystal served as Vice Chairman until his resignation which was effective February 28, 2022.
(3)	Mrs. Creuzot was named to the Board of Directors effective November 1, 2021 and she earned pro-rata compensation in 2021.
(4)	Until his retirement on October 31, 2021, Mr. Cohen’s fees and stock awards reflected his compensation as Chairman of the Board and for his role in the commercial real estate securitization division, which he established. His fees earned or paid in cash were comprised of $253,846 for salary paid through his October 31, 2021 departure date, a cash bonus of $385,000 and additionally, Mr. Cohen was awarded a $600,000 retirement bonus in recognition of his contributions during his twenty-two years of service.
(5)	Ms. Tuan resigned from the Board of Directors effective February 28, 2022.
(6)	Outstanding restricted stock units and stock options as of December 31, 2021 are as follows. Each director in the table above, except for Mr. Cohen, had 4,784 restricted stock units outstanding. Mr. Cohen had 40,568 restricted stock units outstanding. Directors Bradley and Cohn had 10,000 options, comprised of two 5,000 share grants with exercise prices of $8.50 and $10.45. Mr. McEntee had 5,000 options with an exercise price of $10.45. The fair values of the options at the respective exercise prices of $8.50 and $10.45, were $4.51 and $4.24 as of the date of grant. Directors Beach, Chrystal, Lamb, Eggemeyer, Kozlov, Tuan, Mielke, Mudick and Creuzot had no options outstanding. The compensation and stock awards to Mr. Eggemeyer are made to Castle Creek Partners VI L.P., the fund with which he is affiliated.

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AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report on Form 10-K”):

1.	the Audit Committee reviewed and discussed the audited financial statements included in the 2021 Annual Report on Form 10-K with the Company’s management;

2.	the Audit Committee discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC;

3.	the Audit Committee received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independence of Grant Thornton; and

4.	based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s 2021 Annual Report on Form 10-K for filing with the SEC.

In performing its functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expressed an opinion on the conformity of the Company’s consolidated financial statements to generally accepted accounting principles (“GAAP”). The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the financial statements are presented in accordance with GAAP, that the audit of the financial statements has been carried out in accordance with GAAP or that the independent registered public accounting firm is “independent.”

The Audit Committee of the Board of Directors of the Company has provided this report. This report shall not be deemed to be filed under, nor shall it be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, and the Exchange Act (collectively, the “Acts”), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Michael J. Bradley, Chairman

Matthew N. Cohn

Cheryl D. Creuzot

40

PROPOSAL 3. APPROVAL OF ACCOUNTANTS

The Board of Directors unanimously recommends that the stockholders approve the selection of Grant Thornton LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2022. Representatives of Grant Thornton are expected to be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of the Company’s last two fiscal years.

	2021	2020
Audit Fees (1)	$849,818	$819,001
Audit – Related Fees (2)	25,725	140,700
Tax Fees (3)	186,850	174,892
All Other Fees	-	-
Total	$1,062,393	$1,134,593

(1)	Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of the Company’s consolidated financial statements and its limited reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years.
(2)	In 2020, audit-related fees were primarily comprised of services related to the Company’s 2020 debt offering and secondarily for an audit of its 401k plan. In 2021, these fees were incurred for the audit of the Company’s 401k plan.
(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning in 2021 and 2020.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in rule 2-01(c)(7)(i)(C) under the Exchange Act are met. None of the audit-related and tax services described above were subject to this Rule and the approval procedures set forth therein. All services provided to the Company by Grant Thornton in 2021 and 2020 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote “FOR” the selection of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

41

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the Annual Meeting, the affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all Common Shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Rule 14a-8 the Exchange Act establishes the eligibility requirements and the procedures that must be followed for a stockholder's proposal to be included in a public Company’s proxy materials. Proposals submitted for inclusion in the Company’s Proxy Statement for its 2023 annual meeting of stockholders must be received by the Company’s Secretary on or before the close of business December 15, 2022. If next year’s annual meeting is held on a date that is more than 30 calendar days from May 25, 2023, a stockholder proposal must be received by a reasonable time before the Company’s printer begins to print and mail its proxy solicitation materials for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission. Notice of a stockholder proposal submitted outside of Rule 14a-8 is considered untimely if submitted after February 28, 2023. Additionally, the persons named as proxies in the Proxy Statement and/or form of proxy will have discretionary authority to vote on a stockholder proposal received before February 28, 2023, if we briefly describe the matter in the Proxy Statement and how management's proxy holders intend to vote on it, or if the stockholder does not comply with the requirements of Rule 14a-4(c) (2) under the Exchange Act.

Stockholders who wish to submit their recommendations for director candidates to the Nominating and Governance Committee should send their written recommendation to the Company’s executive offices, The Bancorp, Inc., and Attention: Nominating and Governance Committee Chairman, 409 Silverside Road, Suite 105, Wilmington, Delaware 19809. These stockholders must represent that they are stockholders of the Company and will remain so through the date of the relevant annual meeting of stockholders of the Company and include the written consent of the person so recommended to serve as a director if nominated and elected and to provide such information as is set forth or referenced in our Corporate Governance Guidelines, including, without limitation, a description of the nominee's background and qualifications, as well as any additional information as the Nominating and the Governance Committee may request. All stockholder recommendations received by the Nominating and Governance Committee will be reviewed at the first meeting of the Nominating and Governance Committee held after receipt of the recommendation. The Nominating and Governance Committee will consider nominees recommended by security holders for the annual meeting of stockholders to be held in 2023, if submitted as described above by December 15, 2022. The Company describes how it addresses such submissions in greater detail in the “Submission of Director-Nominee Candidate” section of the Company’s Corporate Governance Guidelines which may be accessed at https://investors.thebancorp.com/corporate-information/governance-documents/default.aspx. These Corporate Governance Guidelines were adopted by the Board on December 15, 2021 and largely memorialized prior practices of the Nominating and Governance Committee. The candidate attributes examined by the Nominating and Governance Committee and the standards taken into account by the Nominating and Governance Committee are summarized above. See “Corporate Governance.”

To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2023.

42

STOCKHOLDER OUTREACH

We seek to actively engage with our stockholders. We recognize the benefits that come from this interaction. We engage with stockholders throughout the year to:

✓	Provide visibility and transparency into our business, our performance and our governance practices: Certain of the financial metrics and other targets utilized by the Company and Compensation Committee to assess performance and determine incentive compensation are at https://investors.thebancorp.com/presentations/default.aspx.
✓	Discuss with our stockholders the issues that are important to them, hear their expectations for us, and share our views: The Company’s Chief Executive Officer and Chief Financial Officer host quarterly phone calls in which all stockholders may participate, and which includes a question and answer session.

✓	Assess emerging issues that may affect our business, inform our decision making, enhance our corporate disclosures and help shape our practices: Notwithstanding more than a 90% approval for the advisory vote on compensation taken at the Company’s annual meeting held in 2021, executive management reached out to stockholders to provide input on that or any topic they wished. The Chief Financial Officer and Chief Executive Officer are the Company’s primary representatives who meet with investors. The Chief Financial Officer addresses outreach relating to CEO compensation. In 2021, these officers met with stockholders owning over 50% of the Company’s stock. A chart detailing the specific stockholder recommendations made and corresponding steps to implement pay for performance and other governance, is presented in “Determination of Compensation Amounts” under “Stockholder Input and Company Actions”.

How We Engage

In addition to quarterly phone calls in which all stockholders may participate, we provide institutional investors with many opportunities and events to provide feedback to our Board and senior management. We participate in:

✓	Formal events

✓	One-on-one sessions

✓	Group meetings throughout the year

The Company’s Board of Directors and management value direct interaction and communication with stockholders. The Company encourages stockholders to contact it at any time to discuss compensation and any other topics of importance to them. In 2021, senior management held more than 50 meetings and conference calls with most of the Company’s major stockholders, although some investors have a policy of not meeting directly with management. The Company uses these meetings to obtain feedback from its stockholders about areas important to them; including the Company’s business model, performance, corporate governance, compensation practices and other investor topics.

Based upon continuing stockholder engagement throughout the past two years, we believe there is a more positive view of executive compensation resulting from sustained multi-year improvement in quarterly and annual results. The Company maintains a stockholder relations department headed by Andres Viroslav, and the Company encourages you to call either him at 215.861.7990 or its Corporate Secretary and Chief Financial Officer, Paul Frenkiel at 302.385.5122 for your feedback and financially-related or other questions.

43

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.

May 25, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2022:

The Notice of Annual Meeting, Proxy Statement, Annual Report and Proxy Card

are available at - https://investors.thebancorp.com/financial-information/proxy-materials/default.aspx

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” ITEMS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

								For	Against	Abstain
1.	Election of Directors	FOR	AGAINST	ABSTAIN			Daniela A. Mielke	☐	☐	☐

	James J. McEntee III	☐	☐	☐			Stephanie B. Mudick	☐	☐	☐

	Michael J. Bradley Matthew N. Cohn	☐ ☐	☐ ☐	☐ ☐		2.	Proposal to approve a non-binding advisory vote on the Company’s compensation program for its named executive officers.	☐	☐	☐

	Cheryl D. Creuzot John M. Eggemeyer	☐ ☐	☐ ☐	☐ ☐		3.	Proposal to approve the selection of Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 2022.	☐	☐	☐

	Hersh Kozlov Damian M. Kozlowski William H. Lamb	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐		4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment, postponement or continuation thereof. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

					☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Damian M. Kozlowski and Paul Frenkiel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock, par value $1.00 per share, of The Bancorp, Inc. (the “Company”) held of record by the undersigned on March 28, 2022, at the Annual Meeting of Stockholders to be held at 409 Silverside Road, Suite 105, Wilmington, Delaware 19809, on May 25, 2022, or any adjournment, postponement or continuation thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

THE BANCORP, INC.

May 25, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	COMPANY NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2022:
The Notice of Annual Meeting, Proxy Statement, Annual Report and Proxy Card
are available at - https://investors.thebancorp.com/financial-information/proxy-materials/default.aspx

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” ITEMS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

								For	Against	Abstain
1.	Election of Directors	FOR	AGAINST	ABSTAIN			Daniela A. Mielke	☐	☐	☐

	James J. McEntee III	☐	☐	☐			Stephanie B. Mudick	☐	☐	☐

	Michael J. Bradley Matthew N. Cohn	☐ ☐	☐ ☐	☐ ☐		2.	Proposal to approve a non-binding advisory vote on the Company’s compensation program for its named executive officers.	☐	☐	☐

	Cheryl D. Creuzot John M. Eggemeyer	☐ ☐	☐ ☐	☐ ☐		3.	Proposal to approve the selection of Grant Thornton LLP as independent public accountants for the Company for the fiscal year ending December 31, 2022.	☐	☐	☐

	Hersh Kozlov Damian M. Kozlowski William H. Lamb	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐		4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment, postponement or continuation thereof. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" election of the Directors and "FOR" proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

					☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.